Exhibit 4.3

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMONG

PREMIUM STANDARD FARMS, INC.
PREMIUM STANDARD FARMS OF NORTH CAROLINA, INC.
LUNDY INTERNATIONAL, INC. and
LPC TRANSPORT, INC.

AND

U.S. BANK NATIONAL ASSOCIATION,
as a Lender and as the Agent

AND

THE LENDERS FROM TIME TO TIME PARTIES HERETO

DATED AS OF APRIL 9, 2004

TABLE OF CONTENTS

1. DEFINITIONS.	2
1.1 General Definitions	2
1.2 Index to Other Definitions	13
1.3 Accounting Terms	14
1.4 Others Defined in Colorado Uniform Commercial Code	14
2. LOANS, LETTERS OF CREDIT AND FEES.	14
2.1 Loans and Letters of Credit	14
2.2 Payment of Principal and Interest; Default Rate	19
2.3 Prepayments; Termination of the Commitments	20
2.4 Purpose	22
2.5 Fees	22
2.6 Borrower’s Loan Account	23
2.7 Statements	24
2.8 Termination of Agreement	24
3. BORROWING BASE.	24
3.1 Eligible Accounts	24
3.2 Eligible Inventory	25
4. CONDITIONS TO ADVANCES	26
4.1 Approval of the Agent’s Counsel	26
4.2 Compliance	26
4.3 Documentation	26
4.4 Hedging Activities	26
4.5 Appraisal	26
5. SECURITY	27
5.1 Security Interests and Liens	27
5.2 Endorsement by the Agent	29
5.3 Delivery of Warehouse Receipts to the Agent	29
5.4 Preservation of Collateral and Perfection of Security Interests	29
5.5 Loss of Value of Collateral	30
5.6 Collection of Accounts; Power of Attorney	30
5.7 Intentionally Omitted	30
5.8 Account Records and Verification Rights	30
5.9 Notice to Account Debtors	31
5.10 Inventory Records	31
5.11 Special Collateral	31
5.12 Remittance of Proceeds to the Agent	31
5.13 Safekeeping of Collateral	31
5.14 Sales and Use of Collateral	32
5.15 Margin Accounts	32
5.16 Real Property	32
5.17 Title Insurance	33
6. WARRANTIES	33
6.1 Litigation and Proceedings	33

2

6.2 Other Agreements	33
6.3 Licenses, Patents, Copyrights, Trademarks and Trade Names	33
6.4 Collateral	34
6.5 Location of Assets; Chief Executive Office	34
6.6 Tax Liabilities	34
6.7 Indebtedness and Producer Payables	34
6.8 Other Names	35
6.9 Affiliates	35
6.10 Environmental Matters	35
6.11 Existence	35
6.12 Authority	35
6.13 Binding Effect	36
6.14 Correctness of Financial Statements	36
6.15 Employee Controversies	36
6.16 Compliance with Laws and Regulations	36
6.17 Account Warranties	36
6.18 Inventory Warranties	37
6.19 Solvency	37
6.20 Pension Reform Act	37
6.21 Margin Security	37
6.22 Investment Company Act Not Applicable	37
6.23 Public Utility Holding Company Act Not Applicable	37
6.24 Full Disclosure	38
6.25 Intellectual Property	38
6.26 Survival of Warranties	38
7. AFFIRMATIVE COVENANTS	38
7.1 Financial and Other Information	38
7.2 Conduct of Business	40
7.3 Maintenance of Properties	40
7.4 Borrower’s Liability Insurance	40
7.5 Borrower’s Property Insurance	41
7.6 Financial Covenants and Ratios	42
7.7 Benefit Plans	42
7.8 Notice of Suit, Adverse Change in Business or Default	43
7.9 Use of Proceeds	43
7.10 Books and Records	43
8. NEGATIVE COVENANTS	43
8.1 Encumbrances	43
8.2 Consolidations, Mergers, Acquisitions or Change in Ownership	44
8.3 Deposits, Investments, Advances or Loans	44
8.4 Indebtedness	45
8.5 Guarantees and Other Contingent Obligations	45
8.6 Disposition of Property	46
8.7 Capital Investment Limitations	46
8.8 Loans to Officers, Directors or Employees	46

3

8.9 Distributions in Respect of Equity, Prepayment of Debt	46
8.10 Amendment of Organizational Documents	46
8.11 Lease Limitations	46
8.12 Use of Names or Trademarks	47
9. DEFAULT AND RIGHTS AND REMEDIES; THE AGENT	47
9.1 Liabilities	47
9.2 Rights and Remedies	47
9.3 Waiver of Demand	49
9.4 Waiver of Notice	49
9.5 Authorization and Action	49
9.6 Agent’s Reliance, Etc.	49
9.7 Notices of Defaults	50
9.8 The Agent as a Lender, Affiliates	51
9.9 Non-Reliance on Agent and Other Lenders	51
9.10 Indemnification	51
9.11 Successor Agent	52
9.12 Verification of Borrowing Notices	52
10. MISCELLANEOUS	52
10.1 Timing of Payments	52
10.2 Attorneys’ Fees and Costs	53
10.3 Expenditures by the Agent	54
10.4 The Agent’s Costs and Expenses as Additional Liabilities	54
10.5 Claims and Taxes	54
10.6 Custody and Preservation of Collateral	55
10.7 Inspection	55
10.8 Examination of Banking Records	55
10.9 Governmental Reports	55
10.10 Reliance by the Agent, the Issuer and the Lenders	56
10.11 Parties	56
10.12 Applicable Law; Severability	56
10.13 SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY	56
10.14 Application of Payments; Waiver	56
10.15 Marshaling; Payments Set Aside	57
10.16 Section Titles	57
10.17 Continuing Effect	57
10.18 No Waiver	57
10.19 Notices	58
10.20 Regulatory Changes	59
10.21 LIBOR Rate Loans	59
10.22 Taxes	60
10.23 Assignments and Participation	61
10.24 Maximum Interest	64
10.25 Additional Advances	64
10.26 Loan Agreement Controls	64

4

10.27 Obligations Several	64
10.28 Pro Rata Treatment	65
10.29 Confidentiality	65
10.30 Independence of Covenants	66
10.31 Amendments and Waivers; Increase of Line of Credit Loan Commitment.	66
10.32 Replacement of a Lender	67
10.33 Representations by the Lenders	67
10.34 Counterparts and Facsimile Signatures	68
10.35 Set-off	68
10.36 Binding Effect	68
10.37 FINAL AGREEMENT	68
Schedule A to Loan and Security Agreement	72
Schedule B to Loan and Security Agreement	73
Exhibit 1A to Loan and Security Agreement	74
Exhibit 1B to Loan and Security Agreement	75
Exhibit 2A to Loan and Security Agreement	76
Exhibit 3A to Loan and Security Agreement	77
Exhibit 4A to Loan and Security Agreement	78
Exhibit 4B to Loan and Security Agreement	79
Exhibit 6A to Loan and Security Agreement	80
Exhibit 7A to Loan and Security Agreement	84
Exhibit 8A to Loan and Security Agreement	85
Exhibit 9A to Loan and Security Agreement	86

5

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified, supplemented, renewed or restated from time to time, the “Agreement”) is made as of April 9, 2004, by and among PREMIUM STANDARD FARMS, INC., a Delaware corporation (“Premium”), PREMIUM STANDARD FARMS OF NORTH CAROLINA, INC., a Delaware corporation, and a wholly-owned subsidiary of Premium (“PSF-NC”), LUNDY INTERNATIONAL, INC., a North Carolina corporation and a wholly owned subsidiary of PSF-NC (“Lundy International”), and LPC TRANSPORT, INC., a Delaware corporation and a wholly-owned subsidiary of Premium (“LPC”, and collectively with Premium, PSF-NC, and Lundy International, “Borrower”, or if the context so requires, any of them), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party hereto in accordance with the provisions hereof (collectively the “Lenders” and individually a “Lender”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), in its capacity as Agent for the Lenders and for the Issuer (in such capacity, the “Agent”).

RECITAL

     Borrower, the Agent and some of the Lenders have been parties to that certain Credit Agreement dated as of August 27, 1997 (as the same has been amended, replaced restated and/or supplemented from time to time), and the Agent and Borrower have been parties to that certain Security Agreement dated as of August 27, 1997, (as the same has been amended, replaced restated and/or supplemented from time to time), said Credit Agreement and said Security Agreement being collectively referred to herein as the “Former Loan Agreement”. Borrower has requested that the Agent and the Lenders continue to make loans, advances, extensions of credit and/or other financial accommodations to or for the benefit of Borrower and to amend and restate the terms and conditions of the Former Loan Agreement, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement. Each Borrower acknowledges that it will derive a substantial benefit from the loans, advances, extensions of credit and/or other financial accommodations to be provided by the Agent, the Issuer and the Lenders hereunder and each Borrower acknowledges that it will receive at least a reasonably equivalent value from the loans, advances, extensions of credit and/or other financial accommodations to be provided by the Agent, the Issuer and the Lenders hereunder in exchange for their various obligations to the Agent, the Issuer and the Lenders and in exchange for the various security interests and liens granted by them to the Agent, the Issuer and the Lenders, all as set forth in this Agreement and the other Financing Agreements (as defined below).

May 27, 2004

     NOW, THEREFORE, in consideration of the foregoing and of the terms and conditions contained in this Agreement, and of any loans or extensions of credit or other financial accommodations at any time made to or for the benefit of Borrower by the Agent and the Lenders, Borrower, the Agent and the Lenders agree as follows:

     1 DEFINITIONS.

     1.1 General Definitions. When used herein, the following capitalized terms shall have the meanings indicated, whether used in the singular or the plural:

     “Accounts” shall mean all present and future rights (including without limitation, rights under any Margin Accounts) of Borrower to payment for Inventory or other Goods sold or leased or for services rendered, which rights are not evidenced by Instruments or Chattel Paper, regardless of whether such rights have been earned by performance and any other “accounts” (as defined in the Code).

     “Account Debtor” shall mean any Person that is obligated on or under an Account or a General Intangible.

     “Affiliate” shall mean any Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, Borrower; (b) that directly or beneficially owns or holds ten percent (10%) or more of any class of the voting equity interest of Borrower; (c) ten percent (10%) or more of the voting equity interest of which is owned directly or beneficially or held by Borrower; or (d) that is a director, officer, agent or employee of Borrower.

     “Agent” has the meaning set forth in the introduction and shall include any successor to the Agent that has been appointed in accordance with Section 9.11.

     “Agent’s Letter” shall mean the letter agreement between Borrower and the Agent of substantially even date with this Agreement.

     “Anniversary Date” shall mean April 9, 2005 and each April 9 thereafter.

May 27, 2004

     “Applicable Margin” shall mean with respect to Swing Line Advances or Line of Credit Advances, which are Base Rate Loans or LIBOR Rate Loans, or with respect to Letters or fees for non-use of the Line of Credit Loan Commitments, the rates per annum set forth below for the then applicable Financial Performance Level:

Financial		LIBOR Rate
Performance Level	Base Rate	Letters	Non-Use Fee
Level 1	1.50%	3.00%	0.625%
Level 2	1.25%	2.75%	0.500%
Level 3	1.00%	2.50%	0.375%
Level 4	0.75%	2.25%	0.375%
Level 5	0.50%	2.00%	0.250%
Level 6	0.25%	1.75%	0.250%
Level 7	0.00%	1.50%	0.250%

     The initial Financial Performance Level shall be Level 2. The Agent will review Borrower’s financial performance as of each fiscal quarter end, beginning with fiscal quarter end March, 2004, after its receipt of Borrower’s financial statements and Compliance Certificate as of the end of such fiscal quarter, and will confirm Borrower’s determination as to Borrower’s Financial Performance Level based on such fiscal quarter. As so confirmed by the Agent, Borrower’s Financial Performance Level will determine the Applicable Margin effective for Swing Line Advances or Line of Credit Advances, which are Base Rate Loans or LIBOR Rate Loans, or with respect to fees for non-use of the Line of Credit Loan Commitments for the three month period beginning on the tenth day of the month following the month in which the Agent receives such quarter end financial statements if the Agent receives such quarter end financial statements prior to the last five (5) Business Days of the month following the end of such fiscal quarter. If the Agent receives such quarter end financial statements on or after fifth Business Day prior to the end of the month following the end of such fiscal quarter but on or before the date they are due in accordance with Section 7.1, any reduction in the Applicable Margin will be delayed until the tenth day of the second month following the month in which the Agent receives such quarter end financial statements, but any increase in the Applicable Margin will be effective on the tenth day of the month following the month in which the Agent receives such quarter end financial statements. If the Agent does not receive such quarter end statements on or before the date they are due in accordance with Section 7.1, Borrower’s Financial Performance Level shall be deemed to be Level 1 beginning with the tenth day of the second month following the end of such fiscal quarter and shall remain at Level 1 until the 15th Business Day after such financial statements are received by the Agent and a determination by the Agent that a different Financial Level shall apply during the remainder of the three month period.

May 27, 2004

     “Available Amount” shall mean, at any time, an amount equal to (a) the Line of Credit Loan Commitments minus (b) the sum of (i) the aggregate principal amount of the Line of Credit Loan Liabilities, and (ii) the aggregate amount of the LC Obligations.

     “Bank Products” means any of the following services or facilities extended to Borrower by the Agent, any Lender or any of their Affiliates: (a) credit cards; (b) cash management, including controlled disbursement services, automatic clearing house transfer of funds and overdrafts; and (c) facilities and services extended under Rate Protection Agreements.

     “Bank Products Agreements” means all documents and agreements relating to Bank Products.

     “Bank Products Obligations” means, with respect to any Person, all obligations and liabilities of such Person under any Bank Products Agreements.

     “Base Rate” shall mean the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one half of one percent (.5%).

     “Base Rate Loan” shall mean any Loan that bears interest at the Base Rate plus the Applicable Margin.

     “Borrowing Base” shall mean an amount determined and computed as set forth in Exhibit 1A.

     “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit 1B, signed as indicated thereon, setting forth the amount of Borrower’s Borrowing Base.

     “Borrowing Base Limit” shall mean, at any time, an amount equal to (a) the Borrowing Base minus (b) the sum of (i) the aggregate principal amount of the Line of Credit Loan Liabilities, and (ii) the aggregate amount of the LC Obligations.

     “Business Day” shall mean any day of the year on which commercial banks in New York, New York are not required or authorized to close.

     “CGC” shall mean ContiGroup Companies, Inc., a Delaware Corporation, which, as of the date of this Agreement, is the owner of 53% of the stock of Parent.

     “Closing Date” shall mean the date of this Agreement.

     “Collateral” shall mean any and all real or personal property in which the Agent may at any time have a lien or security interest under or pursuant to Section 5.1 or otherwise to secure the Liabilities.

May 27, 2004

     “Commitment” shall mean, as to any Lender, such Lender’s Line of Credit Loan Commitment and the Agent’s commitment to cause the issuance of Letters under the Line of Credit, and “Commitments” shall mean collectively, such Commitments for all the Lenders and the Agent.

     “Default” shall mean the occurrence or existence of: (a) an event which, through the passage of time or the service of notice or both, would (assuming no action is taken by Borrower or any other Person to cure the same) mature into a Matured Default; or (b) an event which requires neither the passage of time nor the service of notice to mature into a Matured Default.

     “Deposit Accounts” shall mean, (a) all deposit accounts (as defined in the Code) of Borrower now or hereafter maintained with the Agent, and (b) deposit accounts (as defined in the Code) at other banks or financial institutions as identified or described in any other Financing Agreement, including but not limited to any control agreement.

     “Documents” shall mean any and all warehouse receipts, bills of lading or similar Documents of title relating to Goods in which Borrower at any time has an interest and any other “documents” (as defined in the Code).

     “Dollars” and “$” shall mean lawful currency of the United States of America.

     “EBITDA” shall mean for any period of determination, the net consolidated income of Borrower before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation (including, without limitation, depreciation of breeding stock), amortization and other noncash expenses or charges, excluding (to the extent included): (a) nonoperating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar nonoperating losses during such period.

     “Equipment” shall mean any and all Goods, other than Inventory (including without limitation, equipment, machinery, motor vehicles, implements, tools, parts and accessories) that are at any time owned by Borrower, together with any and all accessions, parts and appurtenances and any other “equipment” (as defined in the Code).

     “Farm Products” shall mean all personal property of Borrower used or for use in farming or livestock operations, including without limitation, seed and harvested or un-harvested crops of all types and descriptions, whether annual or perennial and including trees, vines and the crops growing thereon, native grass, grain, feed, feed additives, feed ingredients, feed supplements, fertilizer, hay, silage, supplies (including without limitation, chemicals, veterinary supplies and related Goods), livestock of all types and descriptions (including without limitation, the offspring of such livestock and livestock in gestation) and any other “farm products” (as defined in the Code).

May 27, 2004

     “Federal Funds Rate” shall mean, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such day, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

     “Financial Performance Level” shall mean the applicable level of Borrower’s financial performance determined in accordance with the table and paragraph set forth below, with Leverage Ratio being determined using the EBITDA calculations referred to in Section 7.6(c).

Financial
Performance
Level	Leverage Ratio
Level 1	Greater than or equal to 4.50 to 1.0
Level 2	Less than 4.50 to 1.0 but greater than or equal to 4.00 to 1.0
Level 3	Less than 4.00 to 1.0 but greater than or equal to 3.50 to 1.0
Level 4	Less than 3.50 to 1.0 but greater than or equal to 3.00 to 1.0
Level 5	Less than 3.00 to 1.0 but greater than or equal to 2.50 to 1.0
Level 6	Less than 2.50 to 1.0 but greater than or equal to 2.00 to 1.0
Level 7	Less than 2.00 to 1.0

     “Financing Agreements” shall mean all agreements, instruments and documents, including without limitation, this Agreement and all security agreements, loan agreements, notes, letter of credit applications, guarantees, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, notices, leases, financing statements and all other written matter at any time executed by, on behalf of or for the benefit of Borrower and delivered to the Agent, together with all amendments and all agreements and documents referred to therein or contemplated thereby and Bank Products Agreements.

     “Fixed Asset Component” shall mean $55,000,000 in respect of Collateral consisting of real property and equipment; minus $1,000,000 multiplied by the number of Anniversary Dates that have passed, as an amortization factor related to Collateral consisting of real property and equipment.

     “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

     “General Intangibles” shall mean all of Borrower’s present and future right, title and interest in and to any customer deposit accounts, deposits, rights related to prepaid expenses,

May 27, 2004

chose in action, causes of action and all other intangible personal property of every kind and nature (other than Accounts), including without limitation, Payment Intangibles, beneficial interests in trusts, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, customs claims, guarantee claims, contract rights membership interests, partnership interests, cooperative memberships or patronage benefits, obligations payable to Borrower for capital stock or other claims against any Owners, rights to any government subsidy, set aside, diversion, deficiency or disaster payment or payment in kind, milk bases, brands and brand registrations, water rights (including without limitation, water stock, ditch rights, well permits, water permits, applications and the like), Commodity Credit Corporation storage agreements or contracts, leasehold interests in real and personal property and any security interests or other security held by or granted to Borrower to secure payment by any Account Debtor of any of the Accounts, and any other “general intangibles” (as defined in the Code).

     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any arbitration panel, any court, any commission, any agency or any instrumentality of the foregoing.

     “Governmental Requirement” shall mean any material law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them (including any of the foregoing that relate to environmental standards or controls and occupational safety and health standards or controls).

     “Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, or received with respect to the Notes or on other amounts, if any, payable to such Lender pursuant to this Agreement or any other Financing Agreement, under laws applicable to such Lender which are presently in effect, or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

     “Immediately Available Funds” shall mean: funds with good value on the day and in the city in which payment is received.

     “Interest Bearing Debt” shall mean, for any date of determination, Borrower’s consolidated outstanding principal amount of all interest bearing indebtedness for borrowed money (including without limitation, capitalized or synthetic leases).

     “Interest Period” shall mean: (a) with respect to LIBOR Rate Loans, the period of time for which the LIBOR Rate shall be in effect as to any LIBOR Rate Loan and which shall be a

May 27, 2004

one, two, three or six month period of time, commencing with the borrowing date of the LIBOR Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 2.2 as Borrower may specify in the notice of borrowing delivered pursuant to Section 2.2 or the notice of interest conversion delivered pursuant to Section 2.2; provided however: (b) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) no Interest Period shall extend beyond the Maturity Date; and (d) there shall be no more than ten (10) Interest Periods for LIBOR Rate Loans at any one time.

     “Inventory” shall mean any and all Goods which shall at any time constitute “inventory” (as defined in the Code) or Farm Products of Borrower, wherever located (including without limitation, Goods in transit and Goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in Borrower’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

     “IRC” shall mean the Internal Revenue Code of 1986, as amended, as at any time in effect, together with all regulations and rulings thereof or thereunder issued by the Internal Revenue Service.

     “Issuer” shall mean any party that issued a Letter under the Former Loan Agreement or issues a Letter pursuant to this Agreement.

     “LC Obligations” shall mean, at any time, an amount equal to the aggregate undrawn and unexpired amount of the outstanding Letters.

     “Letter” or “Letters” shall mean a documentary or standby letter of credit issued for the account of Borrower under the Former Loan Agreement or pursuant to Section 2.1.3 or all of such letters of credit, respectively.

     “Leverage Ratio” shall mean for any period of determination, the ratio of: (a) the amount of Borrower’s Interest Bearing Debt outstanding at the end of such period; divided by (b) EBITDA for such period.

     “Liabilities” shall mean any and all liabilities, obligations and indebtedness of Borrower to any Lender or Issuer of any and every kind and nature, at any time owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including without limitation LC Obligations, Bank Products Obligations, fees, charges and obligations of performance) and whether arising or existing under this Agreement or any of the other Financing Agreements or by operation of law.

May 27, 2004

     “LIBOR Rate” shall mean, with respect to each day during each Interest Period applicable to a LIBOR Rate Advance, the one, two, three or six month LIBOR rate quoted by the Agent from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two Business Days prior to the LIBOR Rate Loan) rounded up to the nearest one sixteenth of one percent.

     “LIBOR Rate Loan” shall mean any Loan that bears interest at the LIBOR Rate plus the Applicable Margin.

     “Line of Credit Loan Commitment” shall mean as to any Lender, such Lender’s Pro Rata Percentage of $175,000,000, as set forth opposite such Lender’s name under the heading “Loan Commitments” on Schedule A, subject to Assignment and Acceptance in accordance with Section 10.23, as such amount may be reduced or terminated from time to time pursuant to Sections 2.3(c), 2.8 or 9.1, and as such amount may be increased from time to time pursuant to Section 10.31(b); and “Line of Credit Loan Commitments” shall mean collectively, the Line of Credit Loan Commitments for all the Lenders.

     “Line of Credit Loan Liabilities” shall mean all of the Liabilities other than the LC Obligations and the Bank Products Obligations.

     “Margin Accounts” shall mean, collectively, all Commodity Accounts and all Commodity Contracts.

     “Matured Default” shall mean the occurrence or existence of any one or more of the following events: (a) Borrower fails to pay any principal or interest pursuant to any of the Financing Agreements (other than the Bank Products Agreement) at the time such principal or interest becomes due or is declared due and such failure continues for a period of three (3) Business Days; (b) Borrower fails to pay any of the Liabilities (other than the Liabilities referred to in (a) above) on or before ten (10) Business Days after the Agent has notified Borrower of the existence and amount of such Liabilities; (c) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Sections 8.1, 8.2 or 8.4; (d) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Agreements (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b), and (c) above), and such failure or neglect continues for more than thirty (30) days after the earlier of the date the Agent gives Borrower written notice thereof or the date Borrower first learns of such failure or neglect, provided, however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Agent’s reasonable determination, be cured by Borrower during such thirty (30) day grace period; (e) the Available Amount or the Borrowing Base Limit, as calculated in accordance with the definitions thereof, result in a negative amount; (f) any warranty or representation at any time made by or on behalf of Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished

May 27, 2004

at any time by or on behalf of Borrower to the Agent or any other Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $5,000,000 is rendered against Borrower and such judgment remains unsatisfied or un-discharged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided, however, that this clause (g) shall not apply to any judgment for which Borrower is fully insured and with respect to which the insurer has admitted liability in writing for such judgment; (h) all or any part of the assets of Borrower or any guarantor of any of the Liabilities come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower or any guarantor of any of the Liabilities and such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or any guarantor of any of the Liabilities, or Borrower or any guarantor of any of the Liabilities makes an assignment for the benefit of creditors; (j) Borrower or any guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated or dies; (k) Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of Borrower’s business affairs; (l) Borrower or any guarantor of any of the Liabilities fails to make any payment due or otherwise defaults on any other obligation for borrowed money in excess of $10,000,000 and the effect of such failure or default is to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity; (m) any guarantor of any of the Liabilities asserts the invalidity of their guaranty, purports to terminate their guaranty or purports to limit the application thereof to then existing Liabilities; (n) the Agent makes an expenditure under Section 10.3; (o) the occurrence of a non-curable breach or default or a matured default under any other agreement at any time in existence between Borrower, an Affiliate (other than an agent or employee) or a guarantor of any of the Liabilities, and the Agent; or (p) a notice is received by the Agent regarding the termination of future optional advances in accordance with North Carolina G.S. § 45-72.

     “Maturity Date” shall mean, as applicable, the earlier of: (a) as to the Swing Line or the Line of Credit, the Termination Date; (b) the earlier date of termination in whole of the Commitments pursuant to Sections 2.8 or 9.1; or (c) the termination in whole of the Commitments by Borrower and the payment and/or satisfaction in full of the Liabilities.

     “Net Capital Expenditures” shall mean, during any period of determination, Borrower’s: (a) property, plant and equipment at the end of such period (including that held under capitalized leases), less (b) property, plant and equipment at the beginning of such period (including that held under capitalized leases), plus (c) depreciation during such period.

     “Note” or “Notes” shall mean any one of the Line of Credit Notes or all of the Line of Credit Notes, respectively.

May 27, 2004

     “Owner” shall mean any Person who is a holder of Borrower’s capital stock or holds a partnership or membership interest in Borrower.

     “PASA” shall mean the Packers and Stockyards Act of 1921, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

     “Parent” shall mean PSF Group Holdings, Inc., a Delaware Corporation, which, as of the date of this Agreement, is the Owner of 100% of the stock of Premium.

     “Permitted Acquisition” shall mean an acquisition by Borrower of another legal entity or entities (collectively the “Target”) by merger with the Target, by acquisition of ownership interests in the Target or by acquisition of all or substantially all of the assets of the Target, in a transaction or related transactions, that meet the following criteria: (a) the aggregate purchase price (including any indebtedness, other than the Liabilities, incurred or assumed) does not exceed $5,000,000 and (i) the Target is in the same line of business as Borrower, (ii) in the case of a merger a Borrower is the surviving entity, (iii) in the case of an acquisition of ownership interests, 100% of such ownership interests are owed by one or more of Borrowers and the Target becomes a Borrower under this Agreement, and (iv) the acquisition would not otherwise result in a Default or a Matured Default; or (b) the aggregate purchase price (including any indebtedness, other than the Liabilities, incurred or assumed) exceeds $5,000,0000 but does not exceed $25,000,000 and (i) the criteria set forth in (a) (i) through (iv) above are met, (ii) not later than 15 Business Days prior to the consummation of the acquisition, Borrower has provided the Agent with acceptable pro forma financial statements through the Termination Date, giving effect to the acquisition, which demonstrate that the Leverage Ratio, using the EBITDA calculations referred to in Section 7.6(c), will not at any time exceed 3.00 to 1.00 and which demonstrate continuing compliance with the other terms of Section 7.6, (relating to other Financial Covenants and Ratios).

     “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

     “Prime Rate” shall mean the prime rate announced by the Agent from time to time, which is a base rate that the Agent from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans which make reference thereto. The Prime Rate is not necessarily the lowest rate offered by the Agent. With respect to Base Rate Loans, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced by the Agent or with each change in the Federal Funds Rate, as the case may be.

     “Producer Payables” shall mean all amounts at any time payable by Borrower for the purchase of Inventory.

May 27, 2004

     “Property” shall mean those premises owned or operated by Borrower, including without limitation, the real property described in Borrower’s mortgage(s) and/or deed(s) of trust referred to in Section 5.1.

     “Pro Rata Percentage” shall mean with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Line of Credit Loan Commitment, respectively, and the denominator of which shall be the aggregate amount of all the Line of Credit Loan Commitments of the Lenders, respectively, as adjusted from time to time in accordance with Section 10.23, which percentages shall be applicable even in the event that the commitments of the Lenders to make Advances have been suspended or terminated in accordance with the terms of this Agreement.

     “Rate Protection Agreement” means, collectively, any currency or interest rate swap, cap, collar or similar agreement or arrangements designed to protect against fluctuations in interest rates or currency exchange rates entered into by Borrower under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

     “Required Lenders” shall mean, at any time Lenders holding in the aggregate at least fifty one percent (51%) of the aggregate amount of all of the Lenders’ Commitments, which percentage shall be applicable even in the event that the commitments of the Lenders to make Advances have been suspended or terminated in accordance with the terms of this Agreement.

     “Tangible Net Worth” shall mean as of any particular date, the difference between: (a) Borrower’s consolidated total assets as they would normally be shown on the balance sheet of Borrower, adjusted by deducting: (i) all values attributable to General Intangibles, including without limitation, prepaid expenses, except: bank deposit accounts; Margin Accounts; government subsidy; set aside; diversion; deficiency or disaster payments receivable which are properly assigned to the Agent; tax refunds; and tax refund claims, and by deducting (ii) Accounts due from Affiliates with no further adjustment required for Accounts due from Affiliates already eliminated in consolidation except Accounts due from Affiliates which Borrower could legally collect by setoff against Accounts due to Affiliates; and (b) Borrower’s consolidated total liabilities as they would normally be shown on the balance sheet of Borrower.

     “Type” shall mean, with respect to any Loan, whether such Loan is a Base Rate Loan or a LIBOR Rate Loan.

     “Working Capital” shall mean as of any particular date, the amount of Borrower’s consolidated current assets (including the net book value of breeding stock), adjusted by deducting prepaid expenses (excluding deferred income taxes), less Borrower’s combined current liabilities, treating all amounts currently owing to Affiliates (except amounts owing to Affiliates eliminated by consolidation) as current liabilities and giving no value as assets to any amounts currently owing from Affiliates. For purposes of this definition, and whether or not current

May 27, 2004

liabilities according to GAAP, current liabilities shall include the amount of Line of Credit Loan Liabilities in excess of the Fixed Asset Component and shall not include the amount of Line of Credit Loan Liabilities less than or equal to the Fixed Asset Component.

     1.2 Index to Other Definitions. When used herein, the following capitalized terms shall have the meanings given in the indicated portions of this Agreement:

Term	Location
Advance, Advances	Section 2.1.4
Agreement	introduction
Application	Section 2.1.3
Assignee	Section 10.23
Assignment and Acceptance	Section 10.23
Beneficiary	Section 2.1.3
Benefit Plans	Section 6.20
Borrower	introduction
Broker	Section 5.15
Code	Section 1.4
Compliance Certificate	Section 7.1
Default Rate	Section 2.2
Eligible Accounts	Section 3.1
Eligible Inventory	Section 3.2
Environmental Laws	Section 6.10
Equalization Transfer	Section 2.1.4
ERISA	Section 6.20
Excess	Section 10.24
Former Loan Agreement	Recital
Lenders	introduction
Line of Credit	Section 2.1.2
Line of Credit Advances	Section 2.1.2
Line of Credit Notes	Section 2.1.2
Loan Account	Section 2.6
Loan, Loans	Section 2.1.4
Purchasing Lender	Section 2.1.4
Replacement Candidate	Section 10.32
Securities Act	Section 10.33
Selling Lender	Section 2.1.4
Swing Line	Section 2.1.1
Swing Line Advances	Section 2.1.1
Target	Definition of Permitted Acquisition
Taxes	Section 10.22
Termination Date	Section 2.1.1
UCP	Section 2.1.3
U.S. Bank	introduction

May 27, 2004

     1.3 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with GAAP, as consistently applied as of the date of this Agreement.

     1.4 Others Defined in Colorado Uniform Commercial Code. All other terms contained in this Agreement (which are not specifically defined in this Agreement) shall have the meanings set forth in the Uniform Commercial Code of Colorado (“Code”) to the extent the same are used or defined therein, specifically including, but not limited to the following: Chattel Paper, Commercial Tort Claims, Commodity Accounts, Commodity Contracts, Electronic Chattel Paper, Goods, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, Securities Accounts and Tangible Chattel Paper.

     2 LOANS, LETTERS OF CREDIT AND FEES.

     2.1 Loans and Letters of Credit. Subject to all of the terms and conditions contained in this Agreement, the Agent and the Lenders severally and not jointly agree to make the following extensions of credit to or for the benefit of Borrower:

     2.1.1 Swing Line. The Agent agrees to make advances (“Swing Line Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement, upon Borrower’s written (including facsimile) notice given by Borrower to the Agent not later than 11:00 a.m. (local time of Agent) on the date of any proposed Advance, through and including the earlier of the Maturity Date or April 9, 2009 (“Termination Date”), in amounts up to the lesser of: (a) Ten Million Dollars ($10,000,000) minus the outstanding Swing Line Advances; (b) the Available Amount or (c) the then current Borrowing Base Limit (“Swing Line”). The Swing Line Advances shall be evidenced by and repayable in accordance with the terms of Borrower’s Line of Credit Note to the Agent. The Agent, upon the written approval of the Required Lenders, may elect to make Swing Line Advances to Borrower in excess of the dollar amount stated above (but not in excess of the Available Amount or the Borrowing Base Limit), and any such Swing Line Advances shall also be governed by the terms hereof. The Agent shall also have the option, in its sole discretion and without any obligation to do so, to extend the Termination Date for the making of Swing Line Advances, provided, however, any Lender that does not give its written approval of such extension of the Termination date shall have no obligation to make Equalization Transfers in respect of Swing Line Advances made after the original Termination Date. In the event that the Agent elects to extend such Termination Date, the Agent shall give notice to Borrower pursuant to Section 10.19.

     2.1.2 Line of Credit. Each Lender severally agrees to make advances (“Line of Credit Advances”) to Borrower from time to time on any one or more Business Days from and after the date of this Agreement (through the Agent as set forth in Section 2.1.4), upon Borrower’s written (including facsimile) notice given by Borrower to

May 27, 2004

the Agent not later than 11:00 a.m. (local time of Agent) on the third Business Day prior to the date of any proposed LIBOR Rate Loan or upon Borrower’s written (including facsimile) notice given by Borrower to the Agent not later than 11:00 a.m. (local time of Agent) on the first Business Day prior to the date of any proposed Base Rate Loan, up to an aggregate principal amount not exceeding each such Lender’s Pro Rata Percentage of the Available Amount on such Business Day through and including the earlier of the Termination Date or the Maturity Date, in aggregate amounts up to the lesser of the Available Amount or the then current Borrowing Base Limit (“Line of Credit”). The Line of Credit Advances shall be evidenced by and repayable in accordance with the terms of Borrower’s promissory notes to each of the Lenders (“Line of Credit Notes”), the form of which is attached as Exhibit 2A. The Lenders, in their sole and absolute discretion, may elect to make Line of Credit Advances to Borrower in excess of the amounts available pursuant to the terms of this Agreement, and any such Line of Credit Advances shall also be governed by the terms hereof. The Lenders shall also have the option, in their sole discretion and without any obligation to do so, to extend the Termination Date for the making of Line of Credit Advances. In the event that the Lenders elect to extend such Termination Date, the Agent shall give notice to Borrower pursuant to Section 10.19.

     2.1.3 Letters of Credit.

     (a) The Agent further agrees to issue or cause to be issued by a Lender, Letters for Borrower’s account for any purpose acceptable to the Agent in its reasonable discretion (the Agent or such Lender thereby becoming an Issuer) in amounts up to the lesser of: (a) Fifteen Million Dollars ($15,000,000) minus the then outstanding LC Obligations; (b) the Available Amount or (c) the then current Borrowing Base Limit, for the benefit of one or more beneficiaries to be named by Borrower (the “Beneficiary”, whether one or more), in form and substance acceptable to the Beneficiary. In order to effect the issuance of each Letter, Borrower shall deliver to the Agent a letter of credit application (the “Application”) not later than 11:00 a.m. (Denver time), five (5) Business Days prior to the proposed date of issuance of the Letter. The Application shall be duly executed by a responsible officer of Borrower, shall be irrevocable and shall (i) specify the day on which such Letter is to be issued (which shall be a Business Day), and (ii) be accompanied by a certificate executed by a responsible officer setting forth calculations evidencing availability for the Letter and stating that all conditions precedent to such issuance have been satisfied. The Agent shall provide Borrower and each Lender with a copy of the Letter that has been issued. Each Letter shall (i) provide for the payment of drafts presented for honor thereunder by the beneficiary in accordance with the terms thereof, when such drafts are accompanied by the documents described in the Letter, if any, and (ii) to the extent not inconsistent with the express terms hereof or the applicable Application, be subject, as applicable, to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or the International Standby Practices (ISP 98—International Chamber Of Commerce Publication Number 590) (in each case, together with any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuer, the “UCP” and the “ISP98”, respectively), and shall, as to matters not governed by the UCP or the ISP98, be governed by, and construed and interpreted in accordance with, the laws of the State in which the Issuer resides.

May 27, 2004

     (b) Upon the issuance date of each Letter, the Agent shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Agent, a participation, to the extent of such Lender’s Pro Rata Percentage, in the Letter, the obligations thereunder and in the reimbursement obligations of Borrower due in respect of drawings made under the Letter. If requested by the Agent, the other Lenders will execute any other documents reasonably requested by the Agent to evidence the purchase of such participation.

     (c) If Issuer has received documents purporting to draw under a Letter that Issuer believes conform to the requirements of the Letter, or if Issuer has decided that it will comply with Borrower’s written or oral request of authorization to pay a drawing on any Letter that Issuer does not believe conforms to the requirements of the Letter, Issuer or the Agent will notify Borrower of that fact. An amount equal to the amount of such drawing shall be paid by a Swing Line Advance or Line of Credit Advances initiated by the Agent on the date such drawing is made. The obligation of Borrower to repay the Agent for any Advance made to fund such reimbursement, shall be absolute, unconditional and irrevocable, shall continue for so long as any LC Obligation is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, notwithstanding any of the following:

(i)	Any lack of validity or enforceability of any Letter or LC Obligation;

(ii)	The existence of any claim, setoff, defense or other right which Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter (or any Person for whom any such beneficiary, transferee or holder may be acting), Issuer or any other Person, whether in connection with a Letter, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(iii)	Any statement or any other document presented under any Letter proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatever so long as such statement or document appeared to comply with the terms of the Letter.

     (d) None of Issuer, the Lenders or any of the officers, directors or employees of any of them shall be liable or responsible for, and the obligations of Borrower to Issuer and the Lenders shall not be impaired by:

(i)	The use that may be made of any Letter or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii)	The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged so long as such statement or document appeared to comply with the terms of the Letter;

May 27, 2004

(iii)	The acceptance by Issuer of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv)	Any other action of Issuer in making or failing to make payment under any Letter if in good faith and in conformity with applicable U.S. or foreign laws, regulations or customs.

     (e) Notwithstanding the foregoing, Borrower shall have a claim against Issuer and the Agent, and Issuer and/or the Agent shall be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by Issuer’s or the Agent’s willful misconduct or gross negligence in determining whether documents presented under any Letter comply with the terms thereof.

     (f) If any Letter is issued and outstanding on the Maturity Date, Borrower shall deposit with the Agent, for the ratable benefit of the Lenders and the Issuer, cash collateral in an amount equal to the LC Obligations relating to such Letter.

     2.1.4 Equalization Transfers.

     (a) The Swing Line Advances and the Line of Credit Advances (collectively “Advances” and individually, an “Advance”) shall also sometimes collectively be referred to in each case as a “Loan” and collectively the “Loans”. It is anticipated that on each Business Day Borrower may wish to borrow and repay Loans. To the extent possible, these Loans will be made by under the Swing Line. To minimize the number of transfers of funds to and from the Lenders resulting from such borrowings and repayments, the Agent may fund daily Loans for the accounts of the Lenders and apply daily repayments of Loans to the accounts of the Lenders, other than according to the Lenders’ Pro Rata Percentages (i.e., without receiving from the other Lenders their Pro Rata Percentage of a Loan on the date of disbursement thereof or without paying the other Lenders their Pro Rata Percentage of a repayment of a Loan on the date of payment thereof), provided however, that no such Loan shall be made and no repayment of a Loan shall be applied other than according to the Lenders’ Pro Rata Percentages, if: (i) at the time of such Loan or repayment the Agent has actual knowledge of a Matured Default, or (ii) after giving effect to the requested Loan or after applying the repayment, the absolute value of the amount that would have to be reallocated to make the Loans held according to the Lenders’ Pro Rata Percentages, would exceed $10,000,000; or (iii) after giving effect to the requested Loan, the Agent would hold at the end of any Business Day, Loans under the Swing Line and the Line of Credit exceeding its Line of Credit Loan Commitment plus $10,000,000.

     (b) At any time in the discretion of the Agent and in any event as of the end of the first Business Day of each week if the outstanding Loans are not held according to the Lenders’ Pro Rata Percentages, by reason of Swing Line Advances by the Agent or otherwise, the Agent shall give notice to the Lenders of the amount of funds to be transferred from the Agent to the

May 27, 2004

Lenders, or from the Lenders to the Agent, or from one Lender to another, as the case may be (each such transfer, an “Equalization Transfer”) required to cause the Loans to be held by the Lenders according to their Pro Rata Percentages. On the next Business Day following such notice the necessary Equalization Transfers shall be made in Immediately Available Funds not later than 11:00 a.m. (local time of Agent); provided, however, Equalization Transfers necessary to avoid the event described in Section 2.1.4(a)(iii) shall be made on the same Business Day.

     (c) Except as provided in Section 2.1.4(d), any Equalization Transfer by the Lenders to the Agent shall be deemed to constitute Loans by such Lenders to Borrower and repayments by Borrower of Loans held by the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute Loans by the Agent to Borrower and repayments of Loans held by the Lenders.

     (d) In the event that on the date on which any Equalization Transfer is required to be made pursuant to Section 2.1.4(b), a Matured Default of the type described in clause (i) of the definition thereof shall have occurred and be continuing, any Equalization Transfer by the Lenders to the Agent, and any Equalization Transfer by the Agent to the Lenders shall be deemed to constitute a purchase by the Lenders or the Agent, as the case may be, of a direct interest, in the amount of such Equalization Transfer, in outstanding Loans of the Lenders to Borrower, to the end that each of the Lenders shall have an interest therein equal to their respective Pro Rata Percentages as of the date of occurrence of such Matured Default.

     (e) At any time after any Lender (a “Selling Lender”) has received any Equalization Transfer that constitutes a purchase by any other Lender (a “Purchasing Lender”) of a direct interest in such Selling Lender’s Loans pursuant to Section 2.1.4(d), if such Selling Lender receives any payment on account of its Loans, such Selling Lender will distribute to such Purchasing Lender its proportionate share of such payment (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Purchasing Lender’s direct interest was outstanding and funded); provided however, that in the event that such payment received by such Selling Lender is required to be returned, such Purchasing Lender will return to such Selling Lender any portion thereof previously distributed to it by such Selling Lender.

     (f) Each Lender’s obligation to make Equalization Transfers pursuant to Section 2.1.4(b) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Agent or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or a Matured Default or the termination of the Commitments; (iii) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (iv) any breach of this Agreement by Borrower or any other Lender, including without limitation, any other Lender’s failure to make any Equalization Transfer; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

May 27, 2004

     (h) Payments of principal, interest and non-use fees by Borrower and Equalization Transfers between the Lenders, shall be made on the Closing Date: (i) to cause the payment in full of the Lenders under the Former Loan Agreement who are not Lenders under this Agreement (including the payment of all interest and non-use fees to the date of closing), (ii) to cause the payment of the principal and interest under the Term Loans, interest under the Revolving Loans and non-use fees to the date of closing, to the Lenders under the Former Loan Agreement who are Lenders under this Agreement; and (iii) to cause the Loans to be held by the Lenders under this Agreement according to their respective Pro Rata Percentage (adjusted in the reasonable discretion of the Agent for anticipated Loans or repayments). Borrower acknowledges that, as a result of Equalization Transfers on the Closing Date pursuant to this Section 2.1.4(h), (i) that Loans or portions of Loans outstanding under the Former Loan Agreement as a LIBOR Rate Loan may be converted to Base Rate Loans; and (ii) that Borrower may have reimbursement obligations under Section 2.3(b).

     2.2 Payment of Principal and Interest; Default Rate. Except as otherwise provided in this Agreement the principal amount outstanding under the Line of Credit Notes shall be due and payable on the Maturity Date. Loans under the Swing Line shall be Base Rate Loans. Loans under the Line of Credit may, at the option of Borrower, be Base Rate Loans or LIBOR Rate Loans. Each request for LIBOR Rate Loans shall be in a minimum amount of $3,000,000 and an integral multiple of $100,000 and shall be subject to the restrictions set forth in the definition of Interest Period and the other restrictions set forth in this Section 2.2. Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

     (a) So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a Base Rate Loan, a rate per annum equal to the lesser of (i) the sum of the Base Rate in effect from time to time plus the Applicable Margin and (ii) the Highest Lawful Rate, payable monthly in arrears on the first day of each month commencing [Insert Date], 2004, and on the Maturity Date, which interest shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

     (b) So long as no Matured Default has occurred or is continuing, during such periods as such Loan is a LIBOR Rate Loan, a rate per annum during each day of each Interest Period for such Loan equal to the lesser of (i) the sum of the LIBOR Rate for such Interest Period for such Loan plus the Applicable Margin and (ii) the Highest Lawful Rate, payable in arrears on the last day of the Interest Period in respect of such LIBOR Rate Loan, and, if the Interest Period with respect to such LIBOR Rate Loan exceeds three months, the day which is three months after the making of such LIBOR Rate Loan, which interest shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

     (c) After the occurrence of a Matured Default and for so long as such Matured Default is continuing, the Agent may (upon the direction of the Required Lenders) notify Borrower that any and all amounts due hereunder, under the Notes or under any other Financing

May 27, 2004

Agreement, whether for principal, interest (to the extent permitted by applicable law), fees, expenses or otherwise, shall bear interest, from the date of such notice by the Agent and for so long as such Matured Default continues, payable on demand, at a rate per annum (the “Default Rate”) equal to the lesser of (i)(A) with respect to a Base Rate Loan, the sum of two percent (2.0%) per annum plus the Base Rate in effect from time to time plus the Applicable Margin; or (B) with respect to a LIBOR Rate Loan, the sum of two percent (2.0%) per annum plus the LIBOR Rate then in effect for such LIBOR Rate Loan plus the Applicable Margin; or (ii) the Highest Lawful Rate.

     (d) All computations of interest pursuant to this Section 2.2 shall be made by the Agent with respect to all Loans on the basis of a year of 360 days, unless the foregoing would result in a rate exceeding the Highest Lawful Rate, in which case such computations shall be based on a year of 365 or 366 days, as the case may be. Interest with respect to all Loans, whether based on a year of 360, 365 or 366 days, shall be charged for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

     (e) Borrower may on any Business Day, upon Borrower’s written (including facsimile) notice given by Borrower to the Agent not later than 11:00 a.m. (Denver time) on the third Business Day prior to the date of any proposed interest conversion or rollover, (a) convert Loans of one Type into Loans of another Type, or (b) continue or rollover existing LIBOR Rate Loans; provided however, (i) with respect to any conversion into or rollover of a LIBOR Rate Loan, no Default or Matured Default shall have occurred and be continuing, (ii) with respect to any facsimile notice of interest conversion, Borrower shall promptly confirm such notice by sending the original notice to the Agent and (iii) any continuation or rollover of LIBOR Rate Loans for the same or a different Interest Period or into Base Rate Loans, shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Loans. Each such notice of interest conversion shall specify therein the requested (x) date of such conversion, (y) the Loans to be converted and whether such Loans constitute LIBOR Rate Loans, and (z) if such interest conversion is into Loans constituting LIBOR Rate Loans, the duration of the Interest Period for each such Loan. The Agent shall promptly deliver a copy thereof to each Lender. Each such notice shall be irrevocable and binding on Borrower. If Borrower shall fail to give a notice of interest conversion with respect to any LIBOR Rate Loan as set forth above, such Loan shall automatically convert to a Base Rate Loan on the last day of the Interest Period with respect thereto. The provisions of this Section 2.2(e) shall also apply to initial Advances made as LIBOR Rate Loans.

     2.3 Prepayments; Termination of the Commitments.

     (a) Borrower may at any time prepay the outstanding principal amount of any Loan, in either case in whole or in part, in accordance with this Section 2.3. With respect to any prepayment other than prepayments made pursuant to the Agent’s routine collection of Accounts in accordance with the provisions of this Agreement, Borrower shall give prior written notice of any such prepayment to the Agent, which notice shall state the proposed date of such prepayment

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(which shall be a Business Day), the Loans to be prepaid and the aggregate amount of the prepayment, and which notice shall be delivered to the Agent not later than 11:00 a.m. (local time of Agent): (a) with respect to any Loan which is a Base Rate Loan, on the date of the proposed prepayment, and (b) with respect to any Loan which is a LIBOR Rate Loan, three (3) Business Days prior to the date of the proposed prepayment. All prepayments of Base Rate Loans shall be without premium. All prepayments of LIBOR Rate Loans shall be made together with accrued and unpaid interest (if any) to the date of such prepayment on the principal amount prepaid without premium thereon, provided however, that losses, costs or expenses incurred by any Lender as described in this Section 2.3 shall be payable with respect to each such prepayment. All notices of prepayment shall be irrevocable and the payment amount specified in each such notice shall be due and payable on the prepayment date described in such notice, together with, in the case of LIBOR Rate Loans, accrued and unpaid interest (if any) on the principal amount prepaid and any amounts due under this Section 2.3. Borrower shall have no optional right to prepay the principal amount of any LIBOR Rate Loan other than as provided in this Section 2.3.

     (b) Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any loss, cost or expense incurred or sustained by such Lender (including without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan and/or loss of net yield) as a result of (a) any payment, conversion, rollover, or prepayment of all or a portion of any LIBOR Rate Loan on a day other than the last day of an Interest Period for such LIBOR Rate Loan, (b) any payment, conversion, rollover or prepayment (whether required hereunder or otherwise) of such Lender’s Loan made after the delivery of a notice of borrowing delivered pursuant to Section 2.2 (whether oral or written) but before the proposed date for such LIBOR Rate Loan if such payment or prepayment prevents the proposed borrowing from becoming fully effective, (c) after receipt by the Agent of a notice of borrowing delivered pursuant to Section 2.2, the failure of any Loan to be made or effected by such Lender due to any condition precedent to a borrowing not being satisfied or due to any other action or inaction of Borrower or (d) any rescission of a notice of borrowing delivered pursuant to Section 2.2 or a notice of interest conversion delivered pursuant to Section 2.2. Any Lender demanding payment under this Section 2.3 shall deliver to Borrower and the Agent a statement reasonably setting forth the amount and manner of determining such loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent manifest error. Compensation owing to a Lender as a result of any such loss, cost or expense resulting from a payment, prepayment, conversion or rollover of a LIBOR Rate Loan shall include without limitation, an amount equal to the sum of (i) the amount of the net yield that, but for such event, such Lender would have earned for the remainder of the applicable Interest Period plus (ii) any expense incurred by such Lender. Notwithstanding any provision herein to the contrary, each Lender shall be entitled to fund and maintain its funding of all of any part of the LIBOR Rate Loans in any manner it elects; it being understood, however, that all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Rate Loan during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period

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and bearing an interest rate equal to the LIBOR Rate for such Interest Period (whether or not the Lender shall have granted any participations in such Loans).

     (c) Borrower shall have the right, upon at least five Business Days’ written notice to the Lenders, to terminate the Line of Credit Loan Commitments, (i) in whole, or (ii) in part, in a minimum amount of $5,000,000 and an integral multiple of $5,000,000, but not to an amount less than $125,000,000. Provided, however, that any such termination shall be accompanied, (i) in the case of a termination in whole, by payment of the Line of Credit Loan Liabilities in full and the return or cash coverage of any Letter then outstanding, or (ii) in the case of a partial termination, payment of the Line of Credit Loan Liabilities to the extent necessary to cause the Available Amount to be not less than zero. Any partial reduction of the Line of Credit Loan Commitments pursuant to this Section 2.3(c) shall result in a reduction pro-rata of the Line of Credit Loan Commitments of each of the Lenders.

     2.4 Purpose. The purpose of the Line of Credit shall be to pay principal, interest and non-use fees in accordance with Section 2.1.4(h), provide working capital for Borrowers’ hog production and processing operations and to provide funds for Borrowers’ capital improvements and Permitted Acquisitions within the covenant limitations.

     2.5 Fees.

     (a) Agent’s Fee. Borrower agrees to pay to the Agent, in respect of its administrative duties hereunder: a one time arranger fee on the Closing Date; subsequent arranger fees at the time of any increase of the Commitments as provided for in this Agreement, an annual agent’s fee; and one time fronting fees from time to time in respect of the initial issuance of Letter’s, all in amounts set forth in the Agent’s Letter. The annual Agent’s fee shall be due and payable in advance on the date of this Agreement and on each Anniversary Date as long as Advances are available or outstanding hereunder. Fronting fees shall be payable to the Agent at the issuance of each Letter, computed at the rate set forth in the Agent’s Letter on the face amount of such Letter. Each of the Agent’s fees shall be fully earned on the date they become payable and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent. The Agent’s Letter also covers the audit fees referred to in Section 10.7. No Persons other than the Agent shall have any interest in any such Agent’s fees. Borrower also agrees to reimburse the Agent, for any fees and expenses incurred in connection with the syndication of the Commitments as set forth in the Agent’s Letter.

     (b) Initial Commitment Fees. Borrower agrees to pay to the Agent for distribution to the Lenders, including the Agent, fees equal to the percentages agreed to and as described in the Agent’s Letter of their respective Line of Credit Loan Commitments on or after the Closing Date. Each of the foregoing fees shall be fully earned as they accrue and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

     (c) Non-Use Fee. Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages) a quarterly non-use fee from the Closing Date to

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the Maturity Date, calculated using the applicable rate per annum set forth in the definition of Applicable Margin, and applied to the daily average Available Amount. The quarterly non-use fee shall be due and payable in arrears with respect to the prior quarter on the first day of each January, April, July and October hereafter through the Maturity Date. A pro-rated non-use fee shall be due and payable on the first day of the quarter following the Closing Date and on the Maturity Date. Each quarterly non-use fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

     (d) Letter of Credit Fees. Borrower agrees to pay to the Agent, for distribution to the Lenders (based on their respective Pro Rata Percentages), a quarterly fee, payable in arrears with respect to the prior quarter on the first day of each January, April, July and October, in respect of each Letter issued hereunder, computed at a rate per annum equal to the then effective Applicable Margin for Loans that are LIBOR Rate Loans on the aggregate daily average face amounts of all Letters outstanding during such quarter. Borrower shall also pay to the Agent for the account of the Issuer issuing any Letter, the normal and customary processing fees charged by such Issuer in connection with the issuance of or drawings under each such Letter. Each letter of credit fee and processing fee shall be fully earned as it accrues and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

     (e) Calculation of Fees. The fees payable under this Section 2.5 which are based on an annual percentage rate shall be calculated by the Agent on the basis of a 360-day year, for the actual days (including the first day but excluding the last day) occurring in the period for which such fee is payable. Each determination by the Agent of fees payable under this Section 2.5 shall be conclusive and binding for all purposes, absent manifest error.

     (f) Fees Not Interest. The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in Immediately Available Funds. All fees shall be non-refundable.

     2.6 Borrower’s Loan Account. The Agent shall maintain a loan account (“Loan Account”) on its books in which shall be recorded: (a) all Advances made by the Agent to Borrower pursuant to this Agreement; (b) all receipts and disbursements from and to the other Lenders; (c) all payments made by Borrower; and (d) all other appropriate debits and credits as provided in this Agreement, including without limitation, all receipts of cash proceeds of collateral, fees, charges, expenses and interest. All entries in Borrower’s Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time. Borrower promises to pay the amount reflected as owing by and under its Loan Account and all other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement.

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     2.7 Statements. All Advances to Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Agent shall have rendered to Borrower and the Lenders written statements of account, the balance in Borrower’s Loan Account, as set forth on the Agent’s most recent printout, shall be rebuttable presumptive evidence of the amounts due and owing the Lenders by Borrower and, as the case may be, by the Lenders to each other. On or about the last day of each calendar month, the Agent shall mail to Borrower a statement setting forth the balance of Borrower’s Loan Account, including without limitation, principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower and shall constitute an account stated unless, within sixty (60) days after receipt of any statement from the Agent, Borrower or a Lender shall deliver to the Agent written objection specifying the error or errors, if any, contained in such statement.

     2.8 Termination of Agreement. Subject to and in accordance with Section 9.1, the Agent shall have the right, without notice to Borrower, to terminate the Commitments immediately upon a Matured Default. In addition, the Commitments shall be deemed immediately terminated and all of the Liabilities shall be immediately due and payable, without notice to Borrower, on the Termination Date if the Lenders elect not to extend the Termination Date of the Swing Line and the Line of Credit pursuant to Sections 2.1.1 and 2.1.2. In the event the Commitments are terminated, the remainder of this Agreement shall remain in full force and effect until the payment in full of the Liabilities and the termination of any Letters. Notwithstanding the foregoing, in the event that a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by or against Borrower or any guarantor of the Liabilities, or Borrower or any guarantor of the Liabilities makes an assignment for the benefit of creditors, the Commitments shall be deemed to be terminated immediately, and all the Liabilities shall be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by Borrower, provided, however, that in the event a proceeding against Borrower or any guarantor of the Liabilities is dismissed within thirty (30) days of the date of its filing then the Commitments shall be deemed to be reinstated as of the date the order of dismissal becomes final and the Agent is given notice thereof, and provided, however, the automatic reimbursement of the Issuer by the Lenders as provided for in this Agreement shall continue with respect to any post-petition drawings under any Letters. This Agreement shall terminate when the Commitments have terminated, any Letters issued hereunder have terminated and the Liabilities have been indefeasibly paid in full.

     3 BORROWING BASE.

     3.1 Eligible Accounts. The Agent shall have the right, in the exercise of the Agent’s reasonable discretion, to determine whether Accounts are eligible for inclusion in the Borrowing Base at any particular time (such eligible accounts being referred to as “Eligible Accounts”).

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Without limiting the Agent’s right to determine that Accounts do not constitute Eligible Accounts, the following Accounts shall not be Eligible Accounts: (a) any Account other than an Account arising from a completed sale (not a bill-and-hold, undelivered sale, sale or return, consignment or sale-on-approval basis) of “livestock” (as defined in PASA) or of processed pork products by Borrower; (b) any Account other than an Account denominated in U.S. Dollars; (c) all Accounts owing by an Account Debtor that is a meat packer in connection with the sale of “livestock” (as defined in PASA) which are at that time unpaid for a period exceeding seven (7) days after the delivery date of the livestock related thereto; (d) all Accounts other than those described in the preceding clause c, which are at that time unpaid for a period exceeding twenty one days (21) days after the original invoice date of the original invoice related thereto; (e) all Accounts owing by an Account Debtor if more than ten percent (10%) of the Accounts owing by such Account Debtor are at that time unpaid for a period exceeding that permitted by the preceding clause c or clause d, respectively; (c) those Accounts, except Accounts owing from the Account Debtors listed on Exhibit 3A, of an Account Debtor, the aggregate face amount of which is in excess of five percent (5%) of the aggregate face amount of all other Eligible Accounts of all other Account Debtors; (d) those Accounts owing from the United States or any department, agency or instrumentality thereof unless Borrower shall have complied with the Assignment of Claims Act to the satisfaction of the Agent; (e) Accounts which arise out of transactions with Affiliates; (f) Accounts of an Account Debtor that is located outside the United States, unless such Accounts are covered by a letter of credit issued or confirmed by a bank acceptable to the Agent or are covered by foreign credit insurance acceptable to the Agent; (g) Accounts which are or may be subject to rights of setoff or counterclaim by the Account Debtor (to the extent of the amount of such setoff or counterclaim); (h) Accounts in which the Agent does not, for any reason, have a first priority perfected security interest; and (i) Accounts which in the Agent’s opinion may be subject to liens or conflicting claims of ownership, whether such liens or conflicting claims are asserted or could be asserted by any Person.

     3.2 Eligible Inventory. The Agent shall have the right, in the exercise of the Agent’s reasonable discretion, to determine whether Inventory is eligible for inclusion in the Borrowing Base at any particular time (such eligible inventory being referred to as “Eligible Inventory”). Without limiting the Agent’s right to determine that Inventory does not constitute Eligible Inventory, the following Inventory shall not be Eligible Inventory: (a) Inventory reasonably determined by the Agent to be out-of-condition or otherwise unmerchantable, including, without limitation, Inventory deemed to be out-of-condition or otherwise unmerchantable by the United States Department of Agriculture, any state’s Department of Agriculture, or any other Governmental Authority having regulatory authority over Borrower or any of Borrower’s assets or activities; (b) Inventory for which a prepayment has been received; (c) Inventory in the possession of third parties, unless it is Inventory: (i) at a location disclosed to the Agent in accordance with Section 6.5 and/or Section 7.3 or (ii) covered by negotiable warehouse receipts or negotiable bills of lading issued by either: (A) a warehouseman licensed and bonded by the United States Department of Agriculture or any state’s Department of Agriculture, or (B) a recognized carrier having an office in the United States and in a financial condition reasonably acceptable to the Agent, which receipts or bills of lading designate the Agent directly or by endorsement as the only Person to which or to the order of which the warehouseman or carrier is

May 27, 2004

legally obligated to deliver such Goods; (d) Inventory in which the Agent does not, for any reason, have a first priority perfected security interest; and (e) Inventory which in the Agent’s opinion may be subject to liens or conflicting claims of ownership (except with regard to Producer Payables deducted in accordance with the Borrowing Base computation), whether such liens or conflicting claims are asserted or could be asserted by any Person.

     4 CONDITIONS TO ADVANCES.

     Notwithstanding any other provisions to the contrary contained in this Agreement, the making of Advances or the issuance of Letters provided for in this Agreement shall be conditioned upon the following:

     4.1 Approval of the Agent’s Counsel. Legal matters, if any, relating to any Advance shall have been reviewed by and shall be satisfactory to counsel for the Agent.

     4.2 Compliance. All representations and warranties contained in this Agreement shall be true on and as of the date of the making of each Advance as if such representations and warranties had been made on and as of such date (unless such representations and warranties relate to a specific earlier date), and no Default or Matured Default shall have occurred and be continuing or shall exist.

     4.3 Documentation. Prior to the initial Advance, Borrower shall have executed and/or delivered to the Agent all of the documents listed on the List of Closing Documents attached as Exhibit 4A, in form and substance acceptable to the Agent. On or before June 9, 2004, Borrower shall have executed and/or delivered to the Agent all of the documents listed on the List of Closing Documents attached as Exhibit 4B, in form and substance acceptable to the Agent.

     4.4 Hedging Activities. With respect to each Advance, the Agent shall be satisfied that Borrower is in compliance with Borrower’s covenants and agreements contained in Section 5.15 in all material respects.

     4.5 Appraisal. Prior to the initial Advance, the Agent shall have received updates or evaluations of the appraisals received by the Agent under the Former Loan Agreement of real property, fixtures and equipment, acceptable to the Agent, which will satisfy, to the extent applicable, the regulations promulgated by the Office of the Comptroller of the Currency under Title XI of the Federal Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as well as the Uniform Standards of Professional Appraisal Practice and indicating a combined market value of not less than $100,000,000. Expenses incurred by the Agent associated with any required updates of the appraisals shall be payable by Borrower in accordance with the terms of this Agreement. If the Agent is able to complete satisfactory evaluations of the appraisals whereby no formal updated appraisals are required, Borrower agrees to pay to the Agent, an appraisal evaluation fee in an amount set forth in the Agent’s Letter. The appraisal evaluation

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fee shall be fully earned on the date it becomes payable and, at the option of the Agent, shall be paid by Advances pursuant to Section 2.1, without prior demand by the Agent.

     5 SECURITY.

     5.1 Security Interests and Liens. To secure the payment and performance of the Liabilities, Borrower hereby grants to the Agent for the ratable benefit of the Lenders (and Affiliates of the Lenders with respect to Bank Products) and the Issuer a continuing security interest in and to the following property and interests in property of Borrower, whether now owned or existing or hereafter acquired or arising and wheresoever located: all Accounts, Inventory, Equipment, Farm Products, Goods, General Intangibles, Payment Intangibles, Commercial Tort Claims (specifically described as those Commercial Tort Claims which are proceeds of any of the other herein described collateral), Deposit Accounts, Margin Accounts, Commodity Accounts, Commodity Contracts, Securities Accounts, Investment Property, Instruments, Letter of Credit Rights, Documents, Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, all accessions to, substitutions for, and all replacements, products and proceeds of the foregoing (including without limitation, proceeds of insurance policies insuring any of the foregoing), all books and records pertaining to any of the foregoing (including without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records), and all insurance policies insuring any of the foregoing. Borrower has granted and continues to agree to grant to the Agent for the ratable benefit of the Lenders, liens against Borrower’s interests in the Property, which liens are and shall be evidenced by Borrower’s (a) (i) Amended and Restated First Deed of Trust from CGC Asset Acquisition Corp., dated and recorded as follows: dated August 21, 2000 and recorded August 30, 2000, Book 183, Page 41; and (ii) Amended and Restated First Deed of Trust from CGC Asset Acquisition Corp., dated and recorded as follows: dated August 21, 2000 and recorded August 30, 2000, Book 183, Page 42, (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumber, among other things, Borrower’s fee estate real property in Daviess County, Missouri, (b) Amended and Restated First Deed of Trust from Premium Standard Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded August 29, 2000, Book 231, Pages 352-395 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Mercer County, Missouri, (c) Amended and Restated First Deed of Trust from Premium Standard Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded August 29, 2000 at Book 227, Page 515 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Sullivan County, Missouri, (d) Amended and Restated First Deed of Trust from Premium Standard Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded August 29, 2000 at Book 227, Pages 288-325 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Putnam County, Missouri, (e) Amended and Restated First Deed of Trust from CGC Asset Acquisition Corp., dated and

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recorded as follows: dated August 21, 2000 and recorded August 29, 2000, Book 520, Page 233 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Grundy County, Missouri, (f) Amended and Restated First Deed of Trust from CGC Asset Acquisition Corp., dated and recorded as follows: dated August 21, 2000 and recorded August 31, 2000, Book 166, Page 81 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Worth County, Missouri, (g) Amended and Restated First Deed of Trust from CGC Asset Acquisition Corp., dated and recorded as follows: dated August 21, 2000 and recorded August 31, 2000, Book 398, Page 12 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Gentry County, Missouri, (h) First Deed of Trust from Dogwood Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded September 5, 2000, Book 1368, Page 111 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Sampson County, North Carolina, (i) First Deed of Trust from Tomahawk Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded September 5, 2000, Book 1437, Pages 0741-0784 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Harnett County, North Carolina, (j) First Deed of Trust from Boneless Hams, Inc., dated and recorded as follows: dated August 21, 2000 and recorded September 5, 2000, Book 1437, Pages 0785-0827 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Harnett County, North Carolina, (k) First Deed of Trust from The Lundy Packing Company, dated and recorded as follows: dated August 21, 2000 and recorded September 5, 2000, Book 1368, Page 55 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Sampson County, North Carolina, (l) First Deed of Trust from Dogwood Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded September 5, 2000, Book 449, Page 587 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Hoke County, North Carolina, (m) First Deed of Trust from Dogwood Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded September 5, 2000, Book 1323, Page 785 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Duplin County, North Carolina, (n) First Deed of Trust from Dogwood Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded September 5, 2000, Book 1437, Pages 0828-0873 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Harnett County, North Carolina, (o) First Deed of Trust from Premium Standard Farms of North Carolina, Inc., dated and recorded as follows: dated September 22, 2000 and recorded September 29, 2000 at Book 1068, Page 394 (as amended, and as the same

May 27, 2004

may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Pitt County, North Carolina, (p) First Deed of Trust from Premium Standard Farms of North Carolina, Inc., dated and recorded as follows: dated September 22, 2000 and recorded September 29, 2000 at Book 1279, Page 601 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Edgecombe County, North Carolina, (q) Amended and Restated Deed of Trust from Premium Standard Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded August 30, 2000 at Volume 59, Pages 329-359 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Hartley County, Texas, and (r) Amended and Restated Deed of Trust from Premium Standard Farms, Inc., dated and recorded as follows: dated August 21, 2000 and recorded August 30, 2000 at Volume 72, Pages 449-479 (as amended, and as the same may be further amended, restated, modified, supplemented or replaced from time to time) which encumbers, among other things, Borrower’s fee estate real property in Dallam County, Texas. Borrower agrees to maintain and continue, for the ratable benefit of the Lenders, the Guaranty of Parent dated May 13, 1998. In addition to the security interest granted in Borrower’s General Intangibles (including but not limited to Borrower’s trademarks and trade names) Borrower agrees to grant to the Agent for the ratable benefit of the Lenders a license to use Borrower’s trademarks and trade names as set forth in an Amended and Restated Trademark License Agreement of even date with this Agreement. Borrower agrees to grant to the Agent for the ratable benefit of the Lenders, Assignments of Commodity Accounts and Commodity Contracts referred to in Section 5.15.

     5.2 Endorsement by the Agent. Borrower authorizes the Agent to endorse, in Borrower’s name, any item, however received by the Agent, representing payment on or other proceeds of any of the Collateral.

     5.3 Delivery of Warehouse Receipts to the Agent. In the event that any Inventory becomes the subject of a negotiable or nonnegotiable warehouse receipt, said warehouse receipt shall be promptly delivered to the Agent with such endorsements and assignments as are necessary to vest title and possession in the Agent. Provided that a Matured Default does not then exist and would not be created thereby, the Agent shall return such warehouse receipts to Borrower within two (2) Business Days of Borrower’s request therefor, but only for purposes of negotiation, delivery or exchange in the ordinary course of Borrower’s business, and provided, however, that Borrower shall comply with such terms and conditions reasonably deemed appropriate by the Agent to secure the return to the Agent of the proceeds of such warehouse receipts, where such return of proceeds would be required in accordance with Borrower’s obligations to the Agent under the Financing Agreements.

     5.4 Preservation of Collateral and Perfection of Security Interests. Borrower shall execute and deliver to the Agent, concurrently with the execution of this Agreement and at any time hereafter, all financing statements or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Agent), as the Agent may

May 27, 2004

request, in a form satisfactory to the Agent, to perfect and keep perfected the security interest in the Collateral granted by Borrower to the Agent and otherwise to protect and preserve the Collateral and the Agent’s security interests. The Agent is hereby irrevocably authorized to file (and sign on behalf of Borrower, if necessary) UCC or effective financing statements on the Collateral at the time of this Agreement or from time to time hereafter. Borrower further agrees that an electronic, carbon, photographic, or other reproduction of a financing statement is sufficient as a financing statement.

     5.5 Loss of Value of Collateral. Borrower shall immediately notify the Agent of any material loss or decrease in the value of the Collateral.

     5.6 Collection of Accounts; Power of Attorney. Borrower shall take all reasonable steps, including without limitation, the placement of such designations on invoices as may be appropriate, to cause all Account Debtors to make all payments to Borrower (or to Borrower’s depository banks, including, but not limited to U.S. Bank), in any case for Borrower’s subsequent deposit in account number 194311040266 at U.S. Bank. Upon and during the occurrence of a Matured Default, Borrower agrees, upon the Agent’s demand, to use a lockbox into which Account Debtors shall make payments. Upon a Matured Default, Borrower designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent) as Borrower’s true and lawful attorney-in-fact, with power, in Borrower’s or the Agent’s name, to: (a) demand payment of Accounts; (b) enforce payment of Accounts by legal proceedings or otherwise; (c) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect an Account; (d) sell or assign any Account upon such terms, for such amount and at such time or times as the Agent reasonably deems advisable; (e) settle, adjust, compromise, extend or renew any Account; (f) discharge and release any Account; (g) take control in any manner of any item of payment or proceeds of any Account; (h) prepare, file and sign Borrower’s name upon any items of payment or proceeds and deposit the same to the Agent’s account on account of the Liabilities; (i) endorse Borrower’s name upon any Chattel Paper, Document, Instrument, invoice, warehouse receipt, bill of lading, or similar Document or agreement relating to any Account or any other Collateral; (j) sign Borrower’s name on any verification of Accounts and notices to Account Debtors; (k) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or similar proceeding against any Account Debtor; and (l) do all acts and things which are necessary, in the Agent’s reasonable discretion, to sell, transfer or otherwise obtain the proceeds of any Collateral or otherwise to fulfill Borrower’s obligations under this Agreement. The foregoing power of attorney is coupled with an interest and is therefore irrevocable.

     5.7 {Intentionally Omitted}

     5.8 Account Records and Verification Rights. Borrower represents and warrants to and covenants with the Agent that Borrower now keeps and at all times shall keep records that are correct and accurate in all material respects relating to the Accounts and the financial and payment records of the Account Debtors, all of which records shall be available upon demand during Borrower’s usual business hours to any of the Agent’s officers, employees or agents. Any of the Agent’s officers, employees or agents shall have the right at any time, in the name of

May 27, 2004

Borrower, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, telegraph or otherwise, with any requested return of verification to be to an address under the control of the Agent.

     5.9 Notice to Account Debtors. The Agent may (upon the direction of the Required Lenders), at any time or times upon and during the occurrence of a Matured Default, and without prior notice to Borrower, notify any or all Account Debtors that the Accounts have been assigned to the Agent and that the Agent has been granted a security interest therein and may direct any or all Account Debtors to make all payments upon the Accounts directly to the Agent or to a lockbox to be used pursuant to Section 5.6. The Agent shall furnish Borrower with a copy of such notice.

     5.10 Inventory Records. Borrower represents and warrants to and covenants with the Agent that Borrower now keeps and at all times shall keep records that are correct and accurate in all material respects, itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s costs and selling prices of Inventory and daily withdrawals and additions of Inventory, all of which records shall be available on demand during Borrower’s usual business hours to any of the Agent’s officers, employees or agents.

     5.11 Special Collateral. Immediately upon Borrower’s receipt thereof and upon request by the Agent, Borrower shall (except as provided for in Section 5.3 with regard to warehouse receipts) deliver or cause to be delivered to the Agent, with such endorsements and assignments as are necessary to vest title and possession in the Agent, all Chattel Paper, Instruments and Documents which Borrower now owns or which Borrower may at any time acquire. Borrower shall promptly mark all copies of such Chattel Paper, Instruments and Documents to show that they are subject to the Agent’s security interest.

     5.12 Remittance of Proceeds to the Agent. Except as otherwise provided in Section 5.6, in the event any proceeds of any Collateral shall come into the possession of Borrower (or any of Borrower’s Owners, directors, officers, managers, employees, agents or any Persons acting for or in concert with Borrower), Borrower or such Person shall receive, as the sole and exclusive property of the Agent, and as trustee for the Agent, all monies, checks, notes, drafts and all other payments for and/or other proceeds of Collateral, and no later than the first Business Day following receipt, Borrower shall remit the same (or cause the same to be remitted), in kind, to the Agent or to such agent or agents (at such agent’s or agents’ designated address or addresses) as are appointed by the Agent for that purpose, to be applied to the Liabilities pursuant to Section 10.14.

     5.13 Safekeeping of Collateral. The Agent shall not be responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person relating to the Collateral. All risk of loss, damage, destruction or diminution in value of the Collateral shall be borne by Borrower.

May 27, 2004

     5.14 Sales and Use of Collateral. Except as set forth in this Section or in Section 8.6, Borrower shall not sell, lease, transfer or otherwise dispose of any Collateral. So long as there shall not have occurred and be continuing a Matured Default, Inventory may be sold by Borrower in the ordinary course of Borrower’s business, but shall not otherwise be taken or removed from Borrower’s premises or approved third party locations, except for raw materials or work in process for the purpose of conversion into finished Goods. Upon and during the occurrence of a Matured Default and if the Agent so notifies Borrower in writing, neither Inventory nor any other Collateral shall be sold or taken or removed from Borrower’s premises or approved third party locations, except with the prior written consent of the Agent and upon payment of an amount equivalent to the value of the Collateral to be sold or removed, such amounts to be paid to the Agent to be applied upon the Liabilities. So long as there shall not have occurred a Matured Default, Collateral may be used by Borrower in the ordinary course of Borrower’s business, subject to the Agent’s continuing security interest. Upon and during the occurrence of a Matured Default and if the Agent so notifies Borrower in writing, Collateral shall not be used except with the prior written consent of the Agent.

     5.15 Margin Accounts. All Margin Accounts shall be kept with ABN Amro (“Broker”) unless the Agent shall otherwise consent in writing. Borrower represents and warrants to the Agent that: (a) Borrower is now the owner, free and clear of all liens, security interests and encumbrances, except for those in favor of the Agent or Broker, of any and all Margin Accounts which are listed in any financial statements or books and records of Borrower as being the property of Borrower; and (b) except as otherwise permitted by this Agreement, Borrower owns no open futures positions which are not either covered by existing, unsold Inventory or covered by reciprocal contracts for future delivery of the product by reliable sellers, or directly related to Inventory which Borrower plans to purchase in the ordinary course of Borrower’s business. Concurrently with the execution of this Agreement, Borrower, the Broker and the Agent have executed an Assignment of Commodity Accounts and Commodity Contracts. With respect to any Margin Account opened after the date of this Agreement, Borrower, the Broker and the Agent shall execute an Assignment of Commodity Accounts and Commodity Contracts, in a standard form reasonably acceptable to the Agent and the Broker. All of the Agent’s rights under such Assignment of Commodity Accounts and Commodity Contracts shall be in addition to the Agent’s rights hereunder, and shall also apply to any Margin Accounts that are maintained, in violation of this Agreement, with any Person other than the Broker, provided, however, the Agent shall not exercise any rights, powers or remedies under any Assignment of Commodity Accounts and Commodity Contracts except upon and during the continuance of a Matured Default. Borrower warrants that the Margin Accounts will be used solely for the hedging of Borrower’s investments in Inventory and not for speculative purposes.

     5.16 Real Property. Borrower shall pay all costs associated with the recording of the deeds of trust referred to in Section 5.1, together with any subsequent amendments thereto, with the appropriate authorities, and shall take all other actions reasonably requested by the Agent in order to vest in the Agent a perfected lien on each such parcel of real property described therein, subject to no other liens, claims or encumbrances, except those expressly acknowledged thereby.

May 27, 2004

     5.17 Title Insurance. Borrower shall cooperate with the Agent to obtain delivery to the Agent of endorsed policies of title insurance, insuring the Agent’s mortgagee’s interest, in accordance with the title insurance commitment delivered to the Agent pursuant to Section 4.3, which cooperation shall be deemed to include without limitation, doing all things reasonably necessary to satisfy the requirements set forth in said title insurance commitment or other requirements of the issuer thereof (including without limitation, the payment of premiums). The Agent shall have no obligation to make any Advance hereunder unless and until all requirements set forth in said title insurance commitment or other requirements of the issuer thereof have been satisfied. The Agent shall have the right to request such title insurance commitment updates at such times as the Agent, in its sole discretion, shall deem appropriate, and shall have the right to instruct the issuer of the title insurance commitment to set forth as added requirements such things as would be necessary to eliminate added exceptions to coverage. In the event the Agent reasonably determines that a policy of title insurance will not be issued in accordance with said title insurance commitment by reason of Borrower’s failure to cooperate as aforesaid, then the Agent shall have the right to terminate this Agreement pursuant to Section 2.8 and Borrower shall remain obligated to the Agent for all Liabilities incurred to date thereof (including without limitation, all fees and cost reimbursements provided for herein).

     6 WARRANTIES.

     Borrower represents and warrants to the Lenders that:

     6.1 Litigation and Proceedings. Except as set forth on Part 1 of Exhibit 6A, no judgments are outstanding against Borrower, nor is there pending or threatened any litigation, contested claim, or governmental proceeding by, against or with respect to Borrower as of the date of this Agreement. After the date of this Agreement, no judgments are outstanding against Borrower, nor is there pending or threatened any litigation, contested claim, or governmental proceeding by, against or with respect to Borrower, (a) except to the extent they relate back to matters disclosed on Part 1 of Exhibit 6A (for example, a disclosed claim results in a judgment that could be anticipated from the description of a disclosed claim), and (b) except for judgments and pending or threatened litigation, contested claims and governmental proceedings which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

     6.2 Other Agreements. Except as set forth on part 2 of Exhibit 6A, Borrower is not in default under any contract, lease or commitment to which Borrower is a party or by which Borrower is bound except those defaults which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business. Borrower knows of no dispute, except as set forth on part 2 of Exhibit 6A, relating to any contract, lease, or commitment except those disputes which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

     6.3 Licenses, Patents, Copyrights, Trademarks and Trade Names. All of Borrower’s licenses, patents, copyrights, trademarks and trade names and all of Borrower’s applications for any of the foregoing are set forth on part 3 of Exhibit 6A as updated from time to

May 27, 2004

time by Borrower. There is no action, proceeding, claim or complaint pending or threatened to be brought against Borrower by any Person which might jeopardize any of Borrower’s interest in any of the foregoing licenses, patents, copyrights, trademarks, trade names or applications except those which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

     6.4 Collateral. Except as permitted under Section 8.1 and except as set forth on part 4 of Exhibit 6A, all of the Collateral is free and clear of all security interests, liens, claims and encumbrances. No Goods held by Borrower on consignment or under sale or return contracts have been represented to be Inventory and no amounts receivable by Borrower in respect of the sale of such Goods (except markups or commissions which have been fully earned by Borrower) have been represented to be Accounts. All Producer Payables which are owing to suppliers of any of the Collateral have been paid when due, other than those being contested in good faith by Borrower, and no Person to whom such Producer Payables are owed has demanded turnover of any Collateral or proceeds thereof. Borrower has adequate procedures in place to insure that Collateral purchased by Borrower is free of security interests in favor of Persons other than the Agent in accordance with the Federal Food Security Act. Borrower will furnish, at the Agent’s request, the names and addresses of all Persons who supply Inventory to Borrower or who deliver Goods to Borrower on consignment or under sale or return contracts.

     6.5 Location of Assets; Chief Executive Office. The chief executive office of Borrower is located at 805 Pennsylvania Avenue, Suite 200, Kansas City, Missouri 64105-1307 and Borrower’s assets (including without limitation, Inventory and Equipment) are all located in the locations set forth on part 5 of Exhibit 6A as updated from time to time by Borrower. As of the execution of this Agreement, the books and records of Borrower, and all of Borrower’s Chattel Paper and records of account are located at the chief executive office of Borrower.

     6.6 Tax Liabilities. Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by Borrower and has either duly paid all taxes, duties and charges indicated to be due on the basis of such returns and reports or has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. The reserves for taxes reflected on Borrower’s balance sheet are adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of Borrower accrued through the date of such balance sheet. There are no material unresolved questions or claims concerning any tax liability of Borrower, except as described on part 6 of Exhibit 6A.

     6.7 Indebtedness and Producer Payables. Except as contemplated by this Agreement, as disclosed on part 7 of Exhibit 6A and as disclosed on the financial statements identified in Section 6.14, Borrower has no other indebtedness, contingent obligations or liabilities, outstanding bonds, letters of credit or acceptances to any other Person or loan commitments from any other Person, other than accounts payable incurred in the ordinary course of business.

May 27, 2004

     6.8 Other Names. Borrower has not, during the preceding five (5) years, been known by or used any names other than those disclosed on part 8 of Exhibit 6A.

     6.9 Affiliates. Borrower has no Affiliates, other than its directors, officers, agents and employees and those Persons disclosed on part 9 of Exhibit 6A as updated from time to time by Borrower, and the legal relationships of Borrower to each such Affiliate are accurately and completely described thereon.

     6.10 Environmental Matters. Except as disclosed on part 10 of Exhibit 6A, (a) Borrower has not received any notice to the effect, or has any knowledge, that the Property or its operations are not in compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations (“Environmental Laws”) or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower; (b) there have been no releases of hazardous materials at, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower; (c) there are no underground storage tanks, active or abandoned, including without limitation petroleum storage tanks, on or under the Property that, singly or in the aggregate could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower; (d) Borrower has not directly transported or directly arranged for the transportation of any hazardous material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Borrower for any remedial work, damage to natural resources or personal injury, including without limitation, claims under CERCLA; and (e) no conditions exist at, on or under the Property which, with the giving of notice, would rise to any material liability under any Environmental Laws.

     6.11 Existence. Each Borrower, except Lundy International, is a corporation duly organized and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in all states where such qualification is necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business. Lundy International is a corporation duly organized and in good standing under the laws of the State of North Carolina and is duly qualified to do business and is in good standing in all states where such qualification is necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business.

     6.12 Authority. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements and the performance of Borrower’s obligations hereunder and thereunder: (a) are within Borrower’s powers; (b) are duly authorized by Borrower’s board of

May 27, 2004

directors or board of managers (as applicable) and, if necessary, Borrower’s Owners (and their respective governing boards, members or governing persons, as applicable); (c) are not in contravention of the terms of Borrower’s articles or certificate of incorporation or bylaws; (d) are not in contravention of any law or laws, or of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or any of Borrower’s property is bound; (e) do not require any consent, registration or approval of any Governmental Authority or of any other Person, except such consents or approvals as have been obtained; (f) do not contravene any contractual restriction or Governmental Requirement binding upon Borrower; and (g) will not, except as contemplated or permitted by this Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which Borrower is a party or by which Borrower or any of Borrower’s property may be bound or affected. Borrower shall deliver to the Agent, upon the Agent’s request therefor, a written opinion of counsel as to the matters described in the foregoing clauses (a) through (g).

     6.13 Binding Effect. This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, subject to the effect of bankruptcy and other laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally.

     6.14 Correctness of Financial Statements. The financial statements delivered from time to time by Borrower to the Lenders present fairly the financial condition of Borrower, and have been prepared in accordance with GAAP consistently applied. Since the date of the most recent financial statements delivered to the Lenders, there has been no materially adverse change in the condition or operation of Borrower.

     6.15 Employee Controversies. There are no controversies pending or threatened between Borrower or any of Borrower’s employees, other than employee grievances arising in the ordinary course of Borrower’s business or which are not, in the aggregate, material to Borrower’s financial condition, results of operations or business.

     6.16 Compliance with Laws and Regulations. Borrower is in compliance with all Governmental Requirements relating to the business operations and the assets of Borrower, except for violations of Governmental Requirements which would not have a material adverse effect on the value of the Collateral or the Lenders’ interest in any of the Collateral and, in the aggregate, would not have a material adverse effect on Borrower’s financial condition, results of operations or business.

     6.17 Account Warranties. Borrower warrants and represents to the Agent that: (a) except as disclosed to the Agent from time to time in writing, all Accounts which are at any time included in the Borrowing Base or which are reflected on Borrower’s financial statements delivered to the Agent pursuant to Section 7.1 are genuine, in all respects what they purport to be, have not been reduced to any judgment, are evidenced by not more than one executed

May 27, 2004

original agreement, contract or document, and represent undisputed, bona fide transactions completed in accordance with the terms and conditions of any related document; (b) the Accounts have not been pledged, sold or assigned to any Person other than the Agent; and (c) except as disclosed to the Agent from time to time in writing, Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any of the Accounts that in the aggregate are material in amount.

     6.18 Inventory Warranties. Borrower warrants and represents to the Agent that: (a) except for Goods covered by Documents which have been delivered to the Agent, and except as promptly disclosed to the Agent from time to time in writing, all Inventory is located on the premises described in Section 6.5 or is in transit; and (b) except as promptly disclosed to the Agent from time to time in writing, all Inventory shall be of good and merchantable quality, free from any defects which might materially affect the market value of such Inventory.

     6.19 Solvency. Borrower is solvent, able to pay Borrower’s debts generally as such debts mature, and has capital sufficient to carry on Borrower’s business and all businesses in which Borrower is about to engage. The saleable value of Borrower’s total assets at a fair valuation, and at a present fair saleable value, is greater than the amount of Borrower’s total obligations to all Persons (taking into account, as applicable, rights of contribution, subrogation and indemnity with regard to obligations shared with others). Borrower will not be rendered insolvent by the execution or delivery of this Agreement or of any of the other Financing Agreements or by the transactions contemplated hereunder or thereunder.

     6.20 Pension Reform Act. No events, including without limitation, any “reportable event” or “prohibited transactions,” as those terms are defined in the Employee Retirement Income Security Act of 1974 as the same may be amended from time to time (“ERISA”), have occurred in connection with any type of plan, arrangement, association or fund covered by ERISA in which any personnel of Borrower or an Affiliate which is under common control with Borrower (within the meaning of applicable provisions of the IRC) participate (“Benefit Plans”). The Benefit Plans are otherwise in compliance with all applicable provisions of ERISA and the IRC and meet the minimum funding standards of ERISA and the IRC.

     6.21 Margin Security. Borrower does not own any margin security and none of the loans advanced hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

     6.22 Investment Company Act Not Applicable. Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

     6.23 Public Utility Holding Company Act Not Applicable. Borrower is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a

May 27, 2004

“holding company”:, or an affiliate of a “subsidiary company” of a “holding company”, or a “public utility”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

     6.24 Full Disclosure. All factual information taken as a whole in the materials furnished by or on behalf of Borrower to the Agent or any Lender for purposes of or in connection with the transactions contemplated under this Agreement and the other Financing Agreements, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Agreement, and thereafter as supplemented by information provided to the Agent or the Lenders in writing pursuant to this Agreement. The financial projections and other financial information furnished to the Agent and the Lenders by Borrower and to be delivered under this Agreement, were prepared in good faith on the basis of information and assumptions that Borrower believed to be reasonable as of the date of such information.

     6.25 Intellectual Property. Borrower owns or possesses (or will be licensed or otherwise have the full right to use) all intellectual property that is necessary for the operation of its business, without any known conflict with the rights of others. No product of Borrower infringes upon any intellectual property owned by any other Person and no claim or litigation is pending or (to the knowledge of Borrower) threatened against or affecting such Person, contesting its right to sell or to use any product or material, in any case which could have a material adverse effect on the business, operations, Property, assets or conditions (financial or otherwise) of Borrower. There is no violation by Borrower of any right of Borrower with respect to any material patent, trademark, trade name, service mark, copyright or license owned or used by Borrower.

     6.26 Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall continue to be true and correct (subject to the qualifications set forth therein) from the date of this Agreement until the Liabilities shall be paid in full and the Lenders shall cease to be committed to make Loans or issue Letters under this Agreement.

     7 AFFIRMATIVE COVENANTS.

     Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as the Lenders remain committed to make Loans or issue Letters under this Agreement:

     7.1 Financial and Other Information. Except as otherwise expressly provided for in this Agreement, Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of Borrower, in accordance with GAAP consistently applied, and Borrower shall cause to be furnished to the Agent (with copies to the other Lenders) from time to time and in a form

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reasonably acceptable to the Agent, such information as the Agent may reasonably request, including without limitation, the following:

     (a) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of Borrower, (i) audited statements of income, retained earnings and cash flow of Borrower for each year, and a balance sheet of Borrower for such year, setting forth in each case, in comparative form, corresponding figures as of the end of the preceding fiscal year, all in reasonable detail and reasonably satisfactory in scope to the Agent and certified to Borrower by such independent public accountants as are selected by Borrower and reasonably satisfactory to the Agent, whose opinion shall be in scope and substance reasonably satisfactory to the Required Lenders; (ii) a management discussion and analysis of operations as included in the annual report; and (iii) detailed annual operating and capital budgets for the next (then current) Fiscal Year, commencing with Fiscal Year 2005;

     (b) (i) as soon as practicable and in any event within forty five (45) days after the end of each fiscal quarter of Borrower except the last fiscal quarter of each Fiscal Year of Borrower, a management discussion and analysis of operations, and (ii) as soon as practicable and in any event within thirty (30) days after the end of each fiscal quarter of Borrower, a compliance certificate of the chief financial officer or controller of Borrower in substantially the form attached as Exhibit 7A (“Compliance Certificate”);

     (c) as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year of Borrower: (i) statements of income and retained earnings of Borrower for such monthly period and for the period from the beginning of the then current fiscal year to the end of such monthly period, and a balance sheet of Borrower as of the end of such monthly period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and certified as materially accurate by the chief financial officer or controller of Borrower, subject to changes resulting from normal year-end adjustments;

     (d) as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each Fiscal Year of Borrower, a Borrowing Base Certificate for Borrower computed as of the last day of such month, signed by the chief financial officer or controller of Borrower (however, monthly Borrowing Base Certificates will not be required so long as the then most recent Compliance Certificate shows (a) Borrower’s Leverage Ratio, using the EBITDA calculations referred to in Section 7.6(c), is less than 2.50 to 1.0 and (b) the Borrowing Base Limit is greater than or equal to $50,000,000);

     (e) at the time of the delivery of the financial statements as required by Section 7.1(a), and in the event that a Compliance Certificate previously delivered as of the last fiscal quarter of the Fiscal Year of Borrower is incorrect in any material respect based on such financial statements, a corrected Compliance Certificate.

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     7.2 Conduct of Business. Except as contemplated by this Agreement, Borrower shall: (a) maintain Borrower’s existence and maintain in full force and effect all material licenses, bonds, franchises, leases, patents, contracts and other rights necessary to the conduct of Borrower’s business; (b) continue in, and limit Borrower’s operations to, the same general line of business as that presently conducted by Borrower; (c) comply with all Governmental Requirements, except for such violations of Governmental Requirements which would not, in the aggregate, have a material adverse effect on Borrower’s financial condition, results of operations or business; (d) keep and conduct Borrower’s business separate and apart from the business of Borrower’s Affiliates; and (e) otherwise do all things necessary to make the Representations and Warranties set forth in Section 6 of this Agreement true and correct (subject to the qualifications set forth therein) at all times.

     7.3 Maintenance of Properties. Borrower shall keep Borrower’s real estate, leaseholds, equipment and other fixed assets in good condition, repair and working order, normal wear and tear excepted. Borrower shall not allow Collateral to be placed on consignment without the written consent of the Agent, which consent shall not be unreasonably withheld, provided that in connection therewith Borrower shall execute and deliver all financing statements or other documents and pay the cost of filing or recording the same in all public offices as deemed necessary by the Agent to perfect and keep perfected the security interest in the Collateral granted by Borrower to the Agent and otherwise to protect and preserve the Collateral and the Agent’s security interests therein. Borrower shall keep the Inventory in good and merchantable condition and shall, as applicable, clean, feed, shelter, store, secure, refrigerate, water, medicate, fumigate, fertilize, cultivate, irrigate, prune, process and otherwise maintain the Inventory in accordance with the standards and practices adhered to generally by others in the same businesses as Borrower. If Borrower shall intend to make any change in the location of it’s chief executive office or the location of Collateral other than Collateral in the hands of third parties, Borrower shall notify the Agent at least 30 days prior to such change. Borrower shall, as soon as practicable and in no event later than thirty (30) days after the end of each calendar quarter of Borrower, if any change in the location of Collateral in the hands of third parties has occurred during the calendar quarter, deliver to the Agent written notice of each such change, which shall include, at a minimum (i) the name of the third party who has possession of the Collateral, (ii) the address of such third party location, (iii) the name of a contact person at such third party location, (iv) the telephone number of such contact person, and (v) the total capacity of the facility where the Collateral is located. With regard to Collateral in the hands of third parties, Borrower shall execute and deliver such financing statements or other documents and pay the cost of filing or recording the same in all public offices as deemed necessary by the Agent to perfect and keep perfected the security interest in the Collateral granted by Borrower to the Agent and otherwise to protect and preserve the Collateral and the Agent’s security interests therein.

     7.4 Borrower’s Liability Insurance. Borrower shall maintain, at Borrower’s expense, such liability insurance (including as applicable commercial general liability insurance, products liability insurance and workman’s compensation insurance) as is ordinarily maintained by other companies in similar businesses, provided, however, that in no event shall such liability

May 27, 2004

insurance provide for coverage less than $1,000,000 per occurrence for personal injury and $1,000,000 per occurrence for property damage. Borrower’s liability insurance may provide for a deductible of not more than $500,000 per occurrence. All such policies of insurance shall be in form and with insurers reasonably acceptable to the Agent and copies thereof, together with all amendments and schedules, shall be provided to the Agent within ten (10) days of Borrower’s receipt of the same.

     7.5 Borrower’s Property Insurance. Borrower shall bear the full risk of loss from any cause of any nature whatsoever in respect to the Collateral. At Borrower’s own cost and expense, Borrower shall keep all Collateral fully insured, with carriers, and in amounts acceptable to the Agent, against the hazards of fire, theft, collision, spoilage, hail, those covered by extended or all risk coverage insurance and such others as may be reasonably required by the Agent. Borrower shall cause to be delivered to the Agent the insurance policies therefor or proper certificates evidencing the same. Such policies shall provide, in a manner reasonably satisfactory to the Agent, that any losses under such policies shall be payable first to the Agent, for the ratable benefit of the Lenders, as the Agent’s interest may appear. Each such policy shall include a provision for written notice to the Agent not less than thirty (30) days prior to any cancellation or expiration and show the Agent, as agent for the benefit of the Lenders, as mortgagee and loss payee as provided in a form of loss payable endorsement in form and substance reasonably satisfactory to the Agent. In the event of any loss covered by any such policy, the carrier named in such policy is directed by Borrower to make payment for such loss to the Agent, for the ratable benefit of the Lenders, and not to Borrower. Borrower makes, constitutes and appoints the Agent (and all Persons designated by the Agent) as Borrower’s true and lawful agent and attorney-in-fact, with power to make, settle or adjust claims under such policies of insurance (provided, however, that so long as there shall not have occurred a Matured Default, the Agent shall consult with Borrower prior to finally making, settling or adjusting claims under such policies of insurance and will not settle such claims without Borrower’s consent, which consent will not be unreasonably withheld). The foregoing power of attorney is coupled with an interest and is therefore irrevocable. If payment as a result of any insurance losses shall be paid by check, draft or other Instrument payable to Borrower, or to Borrower and the Agent jointly, the Agent may endorse the name of Borrower on such check, draft or other Instrument, and may do such other things as the Agent may deem advisable to reduce the same to cash. All loss recoveries received by the Agent on account of any such insurance may be applied and credited by the Agent to the Liabilities, provided however, in any event, if the payment as a result of any insurance loss is less than $12,000,000, in the absence of a Matured Default, Borrower may apply the payment to the cost of restoring or replacing the Collateral or the portions thereof so damaged or destroyed. The Agent shall pay to Borrower any unapplied or unused surplus of insurance proceeds. Borrower shall pay to the Agent, on demand, the amount of any deficiency in the Collateral reasonably determined by the Agent to exist after the application of insurance proceeds to the Liabilities. If Borrower fails to procure insurance as provided in this Agreement, or to keep the same in force, or fails to perform any of Borrower’s other obligations hereunder, then the Agent may, at the option of the Agent or the Required Lenders, and without obligation to do so, obtain such insurance and pay the premium thereon for the account of Borrower, or make whatever other payments the Agent or the Required Lenders

May 27, 2004

may deem appropriate to protect the Lender’s security for the Liabilities. Any such payments shall be additional Liabilities of Borrower to the Lenders, payable on demand and secured by the Collateral. To the extent the provisions relating to insurance in a mortgage, deed of trust, leasehold mortgage or leasehold deed of trust are different from the provisions relating to insurance in this Section 7.5, the provisions relating to insurance in the mortgage, deed of trust, leasehold mortgage or leasehold deed of trust shall be controlling with respect to the Property covered thereby.

     7.6 Financial Covenants and Ratios. Borrower shall maintain:

     (a) As of the end of fiscal year 2004 of Borrower (March 27, 2004) and each fiscal quarter of Borrower thereafter, a minimum Tangible Net Worth of not less than $200,000,000, plus 75% of the positive cumulative fiscal year end audited net income for Fiscal Year 2005 and each Fiscal Year thereafter (with said 75% of positive cumulative fiscal year end audited net income to be applicable at the end of each quarter end calculation in the following fiscal year without regard to quarterly net income earned in that following fiscal year);

     (b) As of the end of each fiscal quarter of Borrower, a minimum Working Capital of not less than $75,000,000;

     (c) As of the end of each fiscal quarter of Borrower, a minimum EBITDA, as follows: (i) a four (4) quarter minimum rolling EBITDA average during the most recent five (5) quarters of $50,000,000 as of the end of the first quarter of fiscal year 2005; (ii) a four (4) quarter minimum rolling EBITDA average during the most recent six (6) quarters of $50,000,000 as of the end of the second quarter of fiscal year 2005; (iii) a four (4) quarter minimum rolling EBITDA average during the most recent seven (7) quarters of $50,000,000 as of the end of the third quarter of fiscal year 2005; (iv) a four (4) quarter minimum rolling EBITDA average during the most recent eight (8) quarters of $50,000,000 as of the fiscal year ended March 2005; (v) a four (4) quarter minimum rolling EBITDA average during the most recent eight (8) quarters of $55,000,000 through the fiscal year ending March 2006, and; (vi) a four (4) quarter minimum rolling EBITDA average during the most recent eight (8) quarters of $60,000,000 as of the end of the first quarter of fiscal year 2007 and as of the end of each quarter of each fiscal year thereafter;

     (d) As of the end of each fiscal quarter of Borrower, a maximum Leverage Ratio, using the EBITDA calculations referred to in the preceding Section 7.6(c), as follows: (i) 6.00 to 1.00 through the fiscal year ended March 2006; (ii) 5.00 to 1.00 through the fiscal year ended March 2007, and (iii) 4.00 to 1.00 thereafter.

     7.7 Benefit Plans. Borrower shall: (a) keep in full force and effect any and all Benefit Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Benefit Plans can be terminated without material liability to Borrower in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all Benefit Plans in a timely manner and in an amount sufficient to

May 27, 2004

comply in all material respects with the requirements of ERISA; (c) comply in all material respects with all requirements of ERISA which relate to such Benefit Plans; and (d) notify the Agent immediately upon receipt by Borrower of any notice of the institution of any proceeding or other action relating to any Benefit Plans that would reasonably be expected to have a material adverse effect on Borrower or its financial condition.

     7.8 Notice of Suit, Adverse Change in Business or Default. Borrower shall, as soon as possible, and in any event within five (5) days after Borrower learns of the following, give written notice to the Agent of: (a) any proceeding being instituted or threatened to be instituted by or against Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) for which claimed damages exceed $5,000,000; (b) any material adverse change in the business, assets or condition, financial or otherwise, of Borrower; and (c) the occurrence of any Default.

     7.9 Use of Proceeds. Borrower shall use Advances only for the purposes stated in Section 2.4 and for no other purpose.

     7.10 Books and Records. Borrower shall maintain proper books of record and account in accordance with GAAP consistently applied in which true, full and correct entries will be made of all their respective dealings and business affairs. If any changes in accounting principles are hereafter required or permitted by GAAP and are adopted by Borrower with the concurrence of its independent certified public accountants and such changes in GAAP result in a change in the method of calculation or the interpretation of any of the financial covenants, standards or terms found in Section 7.6 or any other provision of this Agreement, Borrower and the Required Lenders agree to amend any such affected terms and provisions so as to reflect such changes in GAAP with the result that the criteria for evaluating Borrower’s financial condition shall be the same after such changes in GAAP as if such changes in GAAP had not been made.

     8 NEGATIVE COVENANTS.

     Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as the Lenders remain committed to make Loans or issue Letters under this Agreement (unless the Agent, with the written approval of the Required Lenders, shall give the Agent’s prior written consent):

     8.1 Encumbrances. Except for those liens, security interests and encumbrances presently in existence and reflected in Borrower’s financial statements referred to in Section 6.14 and disclosed in Exhibit 6A under Section 6.4, Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, capitalized lease, levy, assessment, attachment, seizure, writ, distress warrant, or other encumbrance of any nature whatsoever on or with regard to any of Borrower’s assets (including without limitation, the Collateral) other than: (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower shall, if appropriate under GAAP, have set aside on Borrower’s books and records adequate reserves; (b)

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liens securing deposits under workmen’s compensation, unemployment insurance, social security and other similar laws, or securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing indemnity, performance or other similar bonds for the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or securing statutory obligations or surety bonds, or securing indemnity, performance or other similar bonds in the ordinary course of Borrower’s business, which are not past due; (c) liens securing appeal bonds securing judgments not in excess of $5,000,000; (d) liens and security interests in favor of the Agent for the ratable benefit of the Lenders; (e) liens securing the interests of Broker in any Margin Account; (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Borrower’s real property, and other liens, security interests and encumbrances on property which are subordinate to the liens and security interests of the Lenders and which do not, in the Agent’s sole determination: (i) materially impair the use of such property, or (ii) materially lessen the value of such property for the purposes for which the same is held by Borrower; (g) purchase money security interests securing (i) up to $10,000,000 in the aggregate in existence at any one time for the purpose of constructing or making improvements to Borrower’s fertilizer plant in Missouri, and (ii) indebtedness permitted under Section 8.4(e) (provided, in each case, that no such purchase money security interests shall extend to or cover other property of Borrower other than the items of property constructed, acquired or improved); (h) liens existing under Section 4-210 of the Code; (i) liens being contested in good faith by appropriate proceedings and as to which Borrower has established adequate reserves in accordance with GAAP, but in no event exceeding $5,000,000 in the aggregate in existence at any one time; and (j) liens on property acquired in a Permitted Acquisition to secure indebtedness permitted under Section 8.4(d).

     8.2 Consolidations, Mergers, Acquisitions or Change in Ownership. Borrower shall not recapitalize or consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person, or acquire or create new subsidiaries except that: (a) Borrower may make Permitted Acquisitions, (b) Premium may enter into any transaction to raise equity capital which transaction does not result in a change of ownership of Premium by CGC as described below, (c) Premium may merge with Parent or another Borrower, provided that Premium is the survivor of the merger, and (d) subject to the foregoing, any Borrower may merge with any other Borrower. CGC shall at all times maintain, directly or indirectly, ownership of not less than 25% of Premium’s stock.

     8.3 Deposits, Investments, Advances or Loans. Borrower shall not make or permit to exist deposits, investments, advances or loans (other than loans existing on the date of the execution of this Agreement and disclosed to the Agent in writing on or prior to such date) in or to Affiliates or any other Person, except: (a) investments in short term direct obligations of the United States Government; (b) investments in obligations of any state or political subdivision thereof or any agency or instrumentality of such state or political subdivision; (c) investments in negotiable certificates of deposit or time or demand deposits issued by a bank, bank holding company, savings and loan association, trust company, or other financial institution satisfactory to the Agent in the Agent’s reasonable discretion, made payable to the order of Borrower or to bearer; (d) bonds, notes or other obligations of any publicly held company which at the time of

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their purchase are rated in either of the two highest rating categories by a nationally recognized rating service; (e) money market mutual funds that are registered with the federal Securities and Exchange Commission and that invest only in bonds, notes or other similar obligations that are rated in either of the two highest rating categories by a nationally recognized rating service; (f) secured loans to Persons that are finishing hogs under written contracts with Borrower, provided however, that said secured loans together with any guaranties permitted under Section 10.5(c) shall not exceed $3,000,000 in the aggregate at any one time outstanding, and provided further, that the collateral for each such loan shall be reasonably acceptable to the Agent, and that Borrower shall promptly after the request of the Agent, execute such agreements, instruments and/or documents and/or take such actions as may be necessary to assign the lender’s interest in such secured loans and such collateral to the Agent as additional Collateral for the ratable benefit of the Lenders; (g) loans to officers, directors or employees as and when permitted by Section 8.8; (h) demand deposits not to exceed $100,000 in the aggregate at any one time outstanding; (i) investments incidental to Permitted Acquisitions; and (j) deposits, investments, advances or loans in or to Affiliates or shareholders of Borrower not in excess of $5,000,000 in the aggregate at any one time outstanding. This Section 8.3 shall not restrict deposits, investments, advances or loans by a Borrower in or to another Borrower.

     8.4 Indebtedness. Except for those obligations and that indebtedness presently in existence and reflected in Borrower’s financial statements referred to in Section 6.14 or referred to in Section 6.7, Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, direct or indirect fixed or contingent, including obligations under capitalized leases, except: (a) the Liabilities; (b) obligations secured by liens or security interests permitted under Section 8.1 or contingent obligations permitted under Section 8.5; and (c) trade obligations, Producer Payables and normal accruals in the ordinary course of Borrower’s business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that Borrower has set aside on Borrower’s books adequate reserves therefor, if appropriate under GAAP; (d) indebtedness incurred or assumed as part of a Permitted Acquisition; and (e) other indebtedness not exceeding $10,000,000 in the aggregate at any one time outstanding.

     8.5 Guarantees and Other Contingent Obligations. Except as permitted under Section 8.4, Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of such Person or through the purchase of Goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such Person or otherwise, except: (a) for endorsements of negotiable Instruments for collection in the ordinary course of business; (b) that Borrower may indemnify Borrower’s officers, directors and managers to the extent permitted under the laws of the State in which Borrower is organized and may indemnify (in the customary manner) underwriters and any selling shareholders in connection with any public offering of Borrower’s securities; (c) guaranties by one Borrower of indebtedness of another Borrower that is permitted

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under Section 8.4; (d) guaranties of secured loans to Persons that are finishing hogs under written contracts with Borrower, provided however, that said guaranties together with any secured loans permitted under Section 10.3(e) shall not exceed $3,000,000 in the aggregate at any one time outstanding; and (e) other guaranties not exceeding $5,000,000 in the aggregate at any one time outstanding.

     8.6 Disposition of Property. Except as set forth on Exhibit 8A, as permitted by Section 5.14, and except for the disposition of obsolete or worn out property in the ordinary course of business, Borrower shall not sell, lease, transfer or otherwise dispose of any of Borrower’s properties, assets or rights.

     8.7 Capital Investment Limitations. Borrower shall not purchase, invest in or otherwise acquire additional real estate, equipment or other fixed assets (other than the replacement of breeding animals in the ordinary course of business or relating to Permitted Acquisitions) which would cause its Net Capital Expenditures in any Fiscal Year to exceed the lesser of (a) $30,000,000 plus 75% of EBITDA in excess of $60,000,000 during the Fiscal Year or (b) 125% of depreciation during the Fiscal Year, excluding depreciation of breeding stock. Provided, however 50% of the unused amount of the limit for Borrower’s 2005 Fiscal Year and Borrower’s Fiscal Years thereafter (in each case without giving effect to this carryover provision) may be carried forward into Borrower’s 2006 Fiscal Year and into the following Fiscal Years, respectively.

     8.8 Loans to Officers, Directors or Employees. Except for advances for travel and expenses to Borrower’s officers, directors or employees in the ordinary course of Borrower’s business, Borrower shall not make any loans to any officers or directors of Borrower in excess of $500,000 in the aggregate outstanding at any one time.

     8.9 Distributions in Respect of Equity, Prepayment of Debt. Borrower shall not directly or indirectly: (a) redeem any of Borrower’s shares of capital stock; (b) declare any dividends in any year on any class of Borrower’s capital stock, provided however, that a Borrower may pay dividends to another Borrower in any amount and Premium may pay dividends to Parent in any one Fiscal Year of not more than $500,000 in the aggregate; or (c) prepay any principal, interest or other payments on or in connection with any Interest Bearing Debt of Borrower other than the Liabilities.

     8.10 Amendment of Organizational Documents. Borrower shall not amend Borrower’s articles or certificate of incorporation, bylaws or any other agreement, instrument or document affecting Borrower’s organization, management or governance or form any subsidiaries except to the extent permitted in Section 8.2.

     8.11 Lease Limitations. Borrower’s financial obligations under all operating leases, synthetic leases and similar agreements, other than capitalized leases, shall not exceed $12,000,000 in the aggregate for any fiscal year of Borrower.

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     8.12 Use of Names or Trademarks. Except as set forth in this Section 8.12, Borrower shall not use any trademarks or trade names with respect to Inventory except for such trademarks or trade names as have been properly licensed to the Agent for the ratable benefit of the Lenders. Borrower may package Inventory for sale to customers using those customer’s trademarks or trade names provided that: (a) the customer is creditworthy, in the reasonable determination of the Borrower; and (b) the Inventory so packaged is covered by a purchase order from the customer (or is reasonably expected by Borrower to be covered by a purchase order from the customer within 10 days of the date the Inventory is ready to be sold).

     9 DEFAULT AND RIGHTS AND REMEDIES; THE AGENT.

     9.1 Liabilities. Upon a Matured Default, the Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to Borrower and the Lenders, (i) declare the Commitments to be terminated, whereupon such obligations and the Commitments of each Lender shall terminate, and (ii) declare all of the Liabilities to be due and payable, whereupon the Liabilities shall become and be due and payable, without presentment, demand, protest or further notice (including without limitation, notice of intent to accelerate and notice of acceleration) of any kind, all of which are expressly waived by Borrower. Anything herein to the contrary notwithstanding, it is understood that (i) no Lender shall have the individual right upon the occurrence of a Default or a Matured Default to terminate or suspend the funding of its Commitments or accelerate any Liabilities owed to it (such termination, suspension of funding and/or acceleration to occur, if at all, only upon action by the Agent as provided in this Agreement), and (ii) no Lender shall have the right to individually enforce any Financing Agreement which is entered into with or for the Agent, such enforcement residing with the Agent as contemplated by the following Section 9.2 of this Agreement and by the applicable provisions of the other Financing Agreements.

     9.2 Rights and Remedies. Upon the occurrence and during the continuance of any Matured Default, the Agent may with the consent of the Required Lenders (subject to the provisions of the other Financing Agreements), and shall at the direction of the Required Lenders, proceed to protect and enforce the rights of the Lenders as set forth in this Section 9.2.

     (a) Rights and Remedies Generally. The Agent may proceed by suit in equity, by action at law or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in any other Financing Agreement or in aid of the exercise of any power granted in this Agreement or any other Financing Agreement, (i) to enforce the payment of the Liabilities, or (ii) to foreclose upon any liens, claims, security interests and/or encumbrances granted pursuant to this Agreement and other Financing Agreements in the manner set forth therein; it being intended that no remedy conferred herein or in any of the other Financing Agreements is to be exclusive of any other remedy, and each and every remedy contained herein or in any other Financing Agreement shall be cumulative and shall be in addition to every other remedy given hereunder and under the other Financing Agreements, or at any time existing at law or in equity or by statute or otherwise. Agent shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing

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Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws. In addition to all such rights and remedies, the sale, lease or other disposition of all or any part of the Collateral by the Agent after a Matured Default, may be for cash, credit or both, and the Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may setoff the amount of such purchase price against the Liabilities then owing. Any sales of the Collateral may involve the sale of portions of the Collateral at different times, and at different locations, and may, at the Agent’s option, be held at a site or sites different from the site at which all or any part of the Collateral is located. Any such sales, at the Agent’s option, may be in conjunction with or separate from the foreclosure of any mortgage or deed of trust on any Collateral consisting of real property, and may be adjourned from time to time with or without notice. The Agent may, in its sole discretion, cause the Collateral to remain on Borrower’s premises, at Borrower’s expense, pending sale or other disposition of the Collateral. The Agent shall have the right to conduct such sales on Borrower’s premises, at Borrower’s expense, or elsewhere, on such occasion or occasions as the Agent may see fit. With regard to Collateral in the possession of third Persons, the Agent shall have the right to deliver to each such Person at such address as is provided to the Agent in accordance with Section 6.5 and/or Section 7.3, the notice letter executed by Borrower in connection herewith in the form attached hereto as Exhibit 9A (“Notice Letter”).

     (b) Entry upon Premises. The Agent shall have the right to enter upon the premises of Borrower at which any of the Collateral is located (or is believed to be located) without incurring any obligation to pay rent to Borrower, or any other place or places where the Collateral is located (or is believed to be located) and kept, and remove the Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order to effectively collect or liquidate the Collateral, or the Agent may require Borrower to assemble the Collateral and make it available to the Agent at a place or places to be designated by the Agent which is reasonably convenient to both parties. Borrower expressly agrees that the Agent may, if necessary to gain occupancy to the premises at which Collateral is located (or is believed to be located), without further notice to Borrower: (a) hire Borrower’s employees to assist in the loading and transportation of such Collateral; (b) utilize Borrower’s equipment for use in such operation; (c) cut or otherwise temporarily move or remove any barbed wire or other fencing or similar boundary-maintenance devices; and (d) pick or otherwise render inoperative any locks on any property not customarily inhabited by people. Borrower agrees that any such actions authorized by this Section shall be authorized and not a breach of the peace if the Agent takes reasonable efforts to safeguard all of Borrower’s property.

     (c) Sale or Other Disposition of Collateral by the Agent. Any notice required to be given by the Agent of a sale, lease or other disposition or other intended action by the Agent with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Borrower at the address specified in Section 10.19, at least ten (10) business days prior to such proposed action, shall constitute fair and commercially reasonable notice to Borrower of any such action. The net proceeds realized by the Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale,

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selling or the like, and the reasonable legal fees and expenses and other proper fees and expenses incurred by the Agent in connection therewith, shall be applied toward satisfaction of the Liabilities. The Agent shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency, shall not affect the Agent’s security interest in the Collateral until the Liabilities shall have been paid in full.

     9.3 Waiver of Demand. Borrower expressly waives demand, presentment, protest, and notice of nonpayment, notice of intent to accelerate and notice of acceleration. Borrower also waives the benefit of all valuation, appraisal and exemption laws.

     9.4 Waiver of Notice. Upon the occurrence and during the continuance of any Matured Default, Borrower waives, to the fullest extent permitted by applicable law, all rights to notice and hearing of any kind prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral.

     9.5 Authorization and Action. Each Lender appoints the Agent as its Agent under, and irrevocably authorizes the Agent (subject to Section 9.11) to take such action on its behalf and to exercise such powers under any Financing Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender expressly authorizes the Agent to execute, deliver, and perform its obligations under each of the Financing Agreements to which the Agent is a party, and to exercise all rights, powers, and remedies that the Agent may have thereunder. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act, or to refrain from acting (and shall be fully protected in so acting or refraining from acting), upon the instructions of the Required Lenders, and such instructions shall be binding upon all the Lenders and all holders of any Note; provided however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by Borrower pursuant to the terms of any Financing Agreement. Without limiting the right of the Agent (and designated Persons) to conduct inspections at any reasonable time in accordance with Section 10.7, it is expected that the Agent shall conduct examinations of the collateral, including a review of the Company’s books and records and will perform these periodic inspections no less frequently than annually. However, these periodic collateral inspections shall not be conducted unless they are requested in a writing signed by the Required Lenders or deemed appropriate by the Agent, so long as the then most recent Compliance Certificate shows (a) Borrower’s Leverage Ratio (with EBITDA calculated based on the then prior four fiscal quarters of Borrower) is less than 3.00 to 1.0 and (b) the Borrowing Base Limit is greater than or equal to $50,000,000.

     9.6 Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it or them under or in connection with any Financing Agreement, except for its or their own gross

May 27, 2004

negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may treat the original or any successor holder of any Note as the holder thereof until it receives notice from the Lender which is the payee of such Note concerning the assignment of such Note; (b) may employ and consult with legal counsel (including counsel for Borrower), independent public accountants, and other experts selected by it and shall not be liable to any Lender for any action taken, or omitted to be taken, in good faith by it or them in accordance with the advice of such counsel, accountants, or experts received in such consultations and shall not be liable for any negligence or misconduct of any such counsel, accountants or other experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any opinions, certifications, statements, warranties or representations made in or in connection with any Financing Agreement; (d) shall not have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Financing Agreement or any other instrument or document furnished pursuant thereto or to satisfy itself that all conditions to and requirements for any Loan have been met or that Borrower is entitled to any Loan or to inspect the property (including the books and records) of Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

     9.7 Notices of Defaults. Except as provided in this Section 9.7, the Agent shall not be deemed to have knowledge of the occurrence of a Default or a Matured Default unless the Agent has received written notice from a Lender or Borrower specifying such Default or Matured Default and stating that such notice is a “Notice of Default”. Notwithstanding the foregoing, the Agent shall be deemed to have knowledge of the occurrence of a Default or a Matured Default: (a) consisting of the non-payment of principal or interest, on the due date of such principal or interest, (b) on the date the Agent has received a Compliance Certificate of Borrower as required by Section 7.1, which Compliance Certificate discloses (without review of any financial statements attached thereto) the existence of any Default or Matured Default, and (c) ten (10) Business Days after the date the Agent has received a Compliance Certificate of Borrower as required by Section 7.1, which Compliance Certificate (after review of any financial statements attached thereto) would disclose the existence of any Default or Matured Default. In the event that the Agent obtains such knowledge of the occurrence of a Default or a Matured Default, the Agent shall within three (3) Business Days thereafter, give prompt notice thereof to the Lenders. The Agent shall (subject to Sections 9.1 and 9.2) take such action with respect to such Default or Matured Default as may be directed by the Required Lenders; provided that, unless and until the Agent shall have received the directions referred to in Sections 9.1 and 9.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Matured Default as it shall deem advisable and in the best interest of the Lenders.

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     9.8 The Agent as a Lender, Affiliates. With respect to its Commitment, any Loan made by it, and the Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any of its respective Affiliates and any Person who may do business with or own securities of Borrower or any such Affiliate, all as if the Agent were not the Agent and without any duty to account therefor to the Lenders.

     9.9 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its decision to enter into the transactions contemplated by the Financing Agreements and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Financing Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other Person of any Financing Agreement or to inspect the properties or books of Borrower. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates. Notwithstanding the foregoing, the Agent will, upon the request of any Lender, provide to such Lender, at such Lender’s expense, copies of any and all written information provided to the Agent by Borrower.

     9.10 Indemnification. Notwithstanding anything to the contrary herein contained, the Agent shall be fully justified in failing or refusing to take any action unless it shall first be indemnified to its satisfaction by the Lenders against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of its taking or continuing to take any action. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by Borrower), on a pro-rata basis according to such Lender’s Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of any Financing Agreement or any action taken or omitted by the Agent under any Financing Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Agent; and provided further, that it is the intention of each Lender to indemnify the Agent against the consequences of the Agent’s own negligence, whether such negligence be sole, joint, concurrent,

May 27, 2004

active or passive. Without limiting the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its pro-rata share, according to such Lender’s Commitments of any out-of-pocket expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, any Financing Agreement, to the extent that the Agent is not reimbursed for such expenses by Borrower.

     9.11 Successor Agent. The Agent may resign at any time as Agent under the Financing Agreements by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with, provided that no Default has occurred and is continuing hereunder, the prior written consent of Borrower, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders or shall have accepted such appointment within sixty (60) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent with, provided that no Default has occurred and is continuing hereunder, the prior written consent of Borrower, such consent not to be unreasonably withheld, which shall be a commercial bank or other financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After the retiring Agent’s resignation or removal as Agent, the provisions of Section 9.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     9.12 Verification of Borrowing Notices. The natural Person signing this Agreement on behalf of Borrower (or any one of them, if more than one), or any natural Person designated by them (or any one of them) shall be presumed to have the authority to request Advances or request the issuance of Letters under this Agreement. The Agent shall have no duty to verify the authenticity of the signature appearing on any notice of borrowing or request for the issuance of a Letter, and with respect to any oral request for an Advance or request for the issuance of a Letter, the Agent shall have no duty to verify the identity of any Person representing himself as one of the natural Persons authorized to make such request on behalf of Borrower. Neither the Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which the Agent or such Lender believes in good faith to have been given by a duly authorized Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith.

     10 MISCELLANEOUS.

     10.1 Timing of Payments. For purposes of determining the outstanding balance of the Liabilities, including without limitation, the computations of interest which may from time to

May 27, 2004

time be owing to the Agent or the Lenders, the receipt by the Agent of any check or any other item of payment whether through an account described in Section 5.6 or otherwise, shall not be treated as a payment on account of the Liabilities until such check or other item of payment is actually received by the Agent and is paid to the Agent in cash or a cash equivalent. Notwithstanding the terms of this Agreement or any other Financing Agreement, if the due date of any payment falls on a day that is not a Business Day, such payment may be made and shall not be considered late if made on the next succeeding Business Day.

     10.2 Attorneys’ Fees and Costs. If at any time the Agent employs counsel in connection with protecting or perfecting the Agent’s security interest in the Collateral or in connection with any matters contemplated by or arising out of this Agreement, whether: (a) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (b) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (c) to consult with officers of the Agent to advise the Agent or to draft documents for the Agent in connection with any of the foregoing or in connection with any release of the Agent’s claims or security interests or any proposed extension, amendment or refinancing of the Liabilities; (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of the Agent to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any related expenses, costs and charges, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Agent or in the Agent’s legal department, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

     In addition, if a Matured Default has occurred and is continuing, and thereafter any Lender employs counsel: (a) in connection with, arising out of, or any way related to, protecting, exercising or enforcing such Lender’s interest in the Collateral or this Agreement or the other Financing Agreements; (b) to commence, defend or intervene in any litigation or to file a petition, complaint, answer, motion or other pleading; (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral; or (e) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of such Lender to collect any of the Liabilities; then in any of such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, including without limitation, all fees of all paralegals, legal assistants and other staff employed by such attorneys whether outside the Lender or in the Lender’s legal department, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

     This Section 10.2 shall survive the termination of this Agreement.

May 27, 2004

     10.3 Expenditures by the Agent. In the event that Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other security interests, liens or encumbrances, except as permitted herein, the Agent may, in the Agent’s sole discretion and without obligation to do so, upon not less than ten (10) days written notice to Borrower (except when circumstances do not allow for such notice), make expenditures for any or all of such purposes, and the amount so expended, together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement, shall constitute additional Liabilities, payable on demand and secured by the Collateral.

     10.4 The Agent’s Costs and Expenses as Additional Liabilities. Borrower shall reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation, negotiation and closing of the Loans and other financial accommodations described in this Agreement (including without limitation, filing fees, recording fees, document or recording taxes, search fees, appraisal fees and expenses, and the fees and expenses of the Agent’s attorneys, paralegals, and legal assistants, whether outside the Agent or in the Agent’s legal department, and whether such expenses and fees are incurred prior to or after the Closing Date). Borrower further agrees to reimburse the Agent for all expenses and fees paid or incurred in connection with the documentation of any renewal or extension of the Loans, any additional financial accommodations, or any other amendments to this Agreement. All costs and expenses incurred by the Agent with respect to such negotiation and documentation shall constitute additional Liabilities, payable on demand and secured by the Collateral, and if not paid when due shall be payable together with interest at the highest interest rate then payable by Borrower under this Agreement or any other Financing Agreement,.

     10.5 Claims and Taxes. Borrower agrees to indemnify and hold the Agent and the Lenders harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, obligations, actions, judgments, suits, disbursements and expenses (including without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any of Borrower’s assets, or in any way arising out of or related to this Agreement or the other Financing Agreements (except those which Borrower proves were caused by the Agent’s or a Lender’s willful misconduct or gross negligence), which agreement to indemnify and hold the Agent and the Lenders harmless shall survive the termination of this Agreement. Borrower shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of Borrower’s real and personal property taxes, assessments and charges and all of Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against Borrower, or payable by Borrower, at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to Borrower’s property, provided, however, that Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, and upon such good faith contest to delay or refuse payment thereof, if: (a) Borrower establishes adequate reserves to cover such contested taxes; and (b) such contest does not have a material adverse effect on the financial condition of

May 27, 2004

Borrower, the ability of Borrower to pay any of the Liabilities, or the priority or value of the Lender’s security interests in the Collateral.

     10.6 Custody and Preservation of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in the Agent’s possession if the Agent takes such action for that purpose as Borrower shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent or any Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

     10.7 Inspection. The Agent (by and through its officers and employees), or any Person designated by the Agent in writing (including officers and employees of the other Lenders), shall have the right from time to time, to call at Borrower’s place or places of business (or any other place where Collateral or any information as to Collateral is kept or located) during reasonable business hours, and, without hindrance or delay, to: (a) inspect, audit, check and make copies of and extracts from Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to Borrower’s business or to any transactions between the parties to this Agreement; (b) make such verification concerning the Collateral as the Agent may consider reasonable under the circumstances; and (c) review operating procedures, review maintenance of property and discuss the affairs, finances and business of Borrower with Borrower’s officers, employees or directors. Borrower agrees to pay to the Agent audit fees as set forth in the Agent’s Letter, which fees shall be fully earned on each date they become payable and which fees, if any, shall be paid by an Agent initiated Advance pursuant to Section 2.1, without prior demand by the Agent.

     10.8 Examination of Banking Records. Borrower consents to the examination by the Agent (by and through its officers and employees), or any Person designated by the Agent in writing (including officers and employees of the other Lenders), whether or not there shall have occurred a Default or a Matured Default, of any and all of Borrower’s banking records, wherever they may be found, and directs any Person which may be in control or possession of such records (including without limitation, any bank, other financial institution, accountant or lawyer) to provide such records to the Agent and the Agent’s officers, employees and agents, upon their request. Such examination may be conducted by the Agent with or without notice to Borrower at the option of the Agent, any such notice being waived by Borrower.

     10.9 Governmental Reports. Borrower will furnish to the Agent, upon the reasonable request of the Agent, copies of the reports of examinations or inspections of Borrower by all Governmental Authorities, and if Borrower fails to furnish such copies to the Agent, Borrower authorizes all such Government Authorities to furnish to the Agent copies of their reports of examinations or inspections of Borrower.

May 27, 2004

     10.10 Reliance by the Agent, the Issuer and the Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by the Agent or any of the Lenders, be deemed to be material to and to have been relied upon by the Agent, the Issuer and the Lenders.

     10.11 Parties. Whenever in this Agreement there is reference made to any of the parties, such reference shall be deemed to include, wherever applicable, a reference to the respective successors and assigns of Borrower, the Agent, the Lenders and the Issuer. Borrower shall not assign any of it rights or delegate any of its duties under this Agreement or any of the other Financing Agreements without the prior written consent of the Lenders.

     10.12 Applicable Law; Severability. This Agreement shall be construed in all respects in accordance with, and governed by, the laws and decisions of the State of Colorado and the laws, regulations and decisions of the United States applicable to national banks. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     10.13 SUBMISSION TO JURISDICTION; WAIVER OF BOND AND TRIAL BY JURY. WITH RESPECT TO ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, CLAIMS, DEMANDS, DEBTS, DAMAGES, COSTS AND EXPENSES, WHATSOEVER, WHETHER BASED ON STATUTE, COMMON LAW, PRINCIPLES OF EQUITY OR OTHERWISE, ARISING OUT OF ANY MATTER, THING OR EVENT WHICH IS DIRECTLY OR INDIRECTLY RELATED TO THIS AGREEMENT, BORROWER CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF DENVER, COLORADO AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.19. SERVICE, SO MADE, SHALL BE DEEMED TO BE COMPLETE UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED. AT THE OPTION OF THE AGENT, BORROWER WAIVES, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY, AND WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT.

     10.14 Application of Payments; Waiver. Payments made by Borrower under this Agreement shall generally be applied first to any costs or fees owing by Borrower to the Agent or any Lender, shall be applied second to any interest payments owing hereunder which are due and unpaid, shall be applied third to any outstanding principal owing hereunder, and shall be

May 27, 2004

applied fourth to interest accrued but not yet due. Unless otherwise specified in this Agreement, prepayments of principal made by Borrower on any Loans repayable in installments shall be applied to the most remote installment then due (which shall be deemed to include, as applicable, any balloon payment due at maturity). Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, Borrower irrevocably waives the right to direct the application of any and all payments at any time received by the Agent from Borrower or with respect to any of the Collateral, and Borrower irrevocably agrees that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time, whether with respect to the Collateral or otherwise, against the Liabilities, in such manner as the Agent may deem advisable, notwithstanding any entry by the Agent upon any of the Agent’s books and records. Provided, however, this Section 10.14 shall not apply to any transactions unrelated to this Agreement in which the Agent or its affiliates may have accepted deposits from, lent money to, acted as trustee under indentures of, or generally engaged in business with Borrower, any Affiliates or any Person who may do business with or own securities of Borrower or any such Affiliate.

     10.15 Marshaling; Payments Set Aside. The Agent shall be under no obligation to marshal any assets in favor of Borrower or against or in payment of any or all of the Liabilities. To the extent that Borrower makes a payment or payments to the Agent or the Agent receives any payment or proceeds of the Collateral for Borrower’s benefit or enforces the Agent’s security interests or exercises the Agent’s rights of setoff, and such payment or payments or the proceeds of such Collateral, enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     10.16 Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

     10.17 Continuing Effect. This Agreement, the Agent’s security interests in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent and/or any of the Lenders and (even if there shall be no Liabilities outstanding) so long as the Agent and/or any of the Lenders remains committed to make Loans or issue Letters under this Agreement.

     10.18 No Waiver. The Agent’s or the Required Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or the other Financing Agreements shall not waive, affect or diminish any right of the Agent or the Required Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Required Lenders of any Default or Matured Default under this Agreement or any of the other Financing Agreements, shall not suspend, waive or

May 27, 2004

affect any other Default or Matured Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Financing Agreements and no Default or Matured Default under this Agreement or any of the other Financing Agreements, shall be deemed to have been suspended or waived by the Agent or the Required Lenders unless such suspension or waiver is in writing signed by an officer of the Agent or each of the Required Lenders (as applicable) and is directed to Borrower specifying such suspension or waiver.

     10.19 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered pursuant to this Agreement shall be in writing, and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to the party to be notified as follows:

(a) If to the Agent at:

U.S. Bank National Association
950 Seventeenth Street, Suite 350
Denver, Colorado 80202
Attn: Alan Schuler

with a copy to:

Campbell Bohn Killin Brittan & Ray, LLC
270 St. Paul Street, Suite 200
Denver, Colorado 80206
Attn: Michael D. Killin

(b) If to Borrower at:

Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105-1307
Attn: Steve Lightstone, Chief Financial Officer

with a copy to:

Shook, Hardy & Bacon L.L.P.
2555 Grand Blvd.
Kansas City, Missouri 64108
Attn: Mark Hargrave

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or, as to each party, addressed to such other address as shall be designated by such party in a written notice to the other parties. All such notices shall be deemed given on the date of delivery if manually delivered, on the date of sending if sent by facsimile transmission, on the first business day after the date of sending if sent by overnight courier, or three (3) days after the date of mailing if mailed.

     10.20 Regulatory Changes. In the event any Governmental Authority (i) subjects the Lenders or any of them or any of their respective lending offices to any new or additional charge, fee, withholding, duty or tax of any kind with respect to any Loans, Letters, LC Obligations or other Liabilities hereunder, (ii) changes the method or basis of taxation of such Loans, Letters, LC Obligations or other Liabilities, except for changes in the rate of tax on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or lending office is located, or (iii) changes the reserve or deposit requirements applicable to such Loans, Letters, LC Obligations or other Liabilities (including, without limitation, the imposition, modification or deemed application of any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, including any such requirement with respect to any LIBOR Rate Loans) against assets of, deposits with or for the account of any Lender, or its lending office, and including without limitation, the issuance of a request or directive regarding capital adequacy (whether or not having the force of law) that has the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations under this Agreement to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy)), then in any such event, Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such costs or lost income resulting thereby as reasonably determined by such Lender. Any Lender demanding payment under this Section 10.2 shall deliver to Borrower and the Agent a statement reasonably setting forth the amount and manner of determining such loss, cost or expense, which statement shall be conclusive and binding for all purposes, absent manifest error.

     10.21 LIBOR Rate Loans. Without limiting the generality of Section 10.20, anything in this Agreement to the contrary notwithstanding, if any Lender shall notify the Agent that: (i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful to fund or maintain LIBOR Rate Loans (whether or not such assertion carries the force of law), (ii) deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for any requested Interest Period, (iii) by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; (iv) that the applicable LIBOR Rate will not adequately and fairly reflect the cost to such Lender of funding their LIBOR Rate Loans for such Interest Period or (v) that the making or funding of LIBOR Rate Loans is impracticable for such Lender, the obligation of such Lender to make, rollover or to convert Loans into LIBOR Rate Loans shall be suspended until such Lender shall notify the Agent and Borrower that the circumstances causing such suspension no longer exist, and the existing LIBOR Rate Loans of such Lender shall

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automatically convert, on and as of the date of such notification, into Base Rate Loans; provided that each Lender represents and warrants to Borrower that as of the later of (i) the Closing Date or (ii) the date on which it shall have executed an Assignment and Acceptance pursuant to Section 10.23, it has no actual knowledge that any of the circumstances set forth above exist.

     10.22 Taxes. Without limiting the generality of Section 10.20:

     (a) Except as otherwise provided in Section 10.22(d), any and all payments by Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, including without limitation, such taxes, deductions, charges, withholdings or liabilities whatsoever imposed, assessed, levied or collected by any taxing authority and all (other than to the extent due to the gross negligence or willful misconduct of any Lender) interest, penalties, expenses or similar liabilities with respect thereto (“Taxes”), excluding, however, from the definition of Taxes, in the case of each Lender and the Agent, taxes imposed on its income (including penalties and interest payable in respect thereof), and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent (other than payments for which taxes are withheld pursuant to the last sentence of Section 10.22(d)), (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.22) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made and (ii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, less any credits due to Borrower.

     (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter included within the definition of “Taxes”).

     (c) Borrower will indemnify each Lender and the Agent for the full amount of Taxes (including without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 10.22) paid by such Lender or the Agent (as the case may be) and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within five (5) days from the date such Lender or the Agent (as the case may be) makes written demand therefor; provided however, to the extent that any Lender is reimbursed for any Taxes that were incorrectly or illegally asserted with respect to Borrower, such Lender shall promptly return to Borrower the amount of such reimbursement net of any costs of recovery incurred by such Lender and/or the Agent, together with any interest that may have been paid by the taxing jurisdiction with respect thereto, to the extent Borrower has actually paid such Lender with respect thereto.

May 27, 2004

     (d) Prior to the date of any Lender becoming a Lender hereunder, and from time to time thereafter if requested by Borrower or the Agent each Lender organized outside the United States shall provide the Agent and Borrower with the forms prescribed by the Internal Revenue Service of the United States (including, without limitation, Form W-8 BEN, Form W-8 ECI, or Form W-8 IMY) certifying such Lender’s exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes. Unless Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrower or the Agent shall withhold taxes from such payments for the account and benefit of Borrower at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States; provided however, that all such withholding for such Lender shall cease upon delivery by such Lender of the applicable forms to Borrower and Agent.

     (e) Promptly after the date on which payment of any Taxes are due pursuant to applicable law, Borrower will, at the request of the Agent or any Lender, furnish to the Agent or such Lender evidence in form and substance satisfactory to the Agent or such Lender, that Borrower has met its obligations under this Section 10.22.

     (f) Without prejudice to the survival of any other agreement of Borrower, the agreement and obligations of Borrower contained in this Section 10.22 shall survive the payment in full of the Liabilities.

     10.23 Assignments and Participation.

     (a) After the Closing Date (and, provided that no Default has occurred and is continuing, subject to the prior written consent of Borrower, such consent not to be unreasonably withheld) each Lender may assign to any Person, other than a Person that is, or has any affiliate that is, in the same line of business as Borrower, (the “Assignee”) all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitments and the Notes held by it); provided however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the total amount of the Commitment or Commitments (based on the original Commitment or Commitments without giving effect to any repayments or prepayments) so assigned to an Assignee or to an Assignee and its Affiliates taken as a whole shall equal or exceed the lesser of the total amount of the Commitment or Commitments held by the assigning Lender or $10,000,000, (iii) the remaining Commitment or Commitments (based on the original Commitment or Commitments without giving effect to any repayments or prepayments) held by the assigning Lender and its Affiliates after giving effect to any such assignment shall equal or exceed $10,000,000, (iv) the assignment will not cause Borrower to incur any additional liability or expense and (v) the parties to each such assignment shall execute and deliver to the Agent for its acceptance an Assignment and Acceptance in substantially the form attached as Schedule B (“Assignment and Acceptance”), together with any Note or Notes

May 27, 2004

subject to such assignment and a processing and recordation fee of $3,500 (which fee shall not be passed on to the Borrower). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Agent, (vi) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under the Financing Agreements and (vii) the Lender assignor thereunder shall be deemed to have relinquished its rights and to be released from its obligations under the Financing Agreements, to the extent (and only to the extent) that its rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Financing Agreements, such Lender shall cease to be a party thereto).

     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Financing Agreements or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of the Financing Agreements, together with copies of the financial statements referred to in Section 7.16 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under the Financing Agreements as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender.

     (c) The Agent shall maintain at its address referred to in Section 10.19 a copy of each Assignment and Acceptance delivered to and accepted by it.

     (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance

May 27, 2004

and (ii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes, a new Note or new Notes to the order of such Assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments, a portion of which has been assigned, a new Note or New Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit 2A. Upon receipt by the Agent of such new Note or Notes conforming to the requirements set forth in the preceding sentences, the Agent shall return to Borrower such surrendered Note or Notes, marked to show that such surrendered Note or Notes has (have) been replaced, renewed and extended by such new Note or Notes.

     (e) Each Lender may sell participations to one or more banks or other entities, other than to Persons that are, or have any affiliates that are, in the same line of business as Borrower, in or to all or a portion of its rights and obligations under this Agreement (including without limitation, all or a portion of its Commitments and the Note held by it); provided however, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the sale of the participation will not cause Borrower to incur any additional liability, and (v) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, provided that no participant shall be entitled to recover under the above-described provisions an amount in excess of the proportionate share which such participant holds of the original aggregate principal amount hereunder to which the assigning Lender would otherwise be entitled.

     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.23, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from such Lender.

     (g) Any Lender may assign and pledge all or any of the instruments held by it as collateral security; provided that any payment made by Borrower for the benefit of such assigning and/or pledging Lender in accordance with the terms of the Financing Agreements shall satisfy Borrower’s obligations under the Financing Agreements in respect thereof to the extent of such payment. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

May 27, 2004

     10.24 Maximum Interest. No agreements, conditions, provisions or stipulations contained in this Agreement or in any of the other Financing Agreements, or any Default or Matured Default, or any exercise by the Agent of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever, contained in this Agreement or any of the other Financing Agreements, or the arising of any contingency whatsoever, shall entitle the Agent to collect, in any event, interest exceeding the maximum authorized by law, and in no event shall Borrower be obligated to pay interest exceeding such rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the maximum allowed by law, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest over such maximum interest allowed by law. In the event any interest is charged in excess of the maximum allowed by law (“Excess”), Borrower acknowledges and stipulates that any such charge shall be the result of an accidental and bona fide error, and such Excess shall be, first, applied to reduce the principal of any Liabilities due, and, second, returned to Borrower, it being the intention of the parties not to enter at any time into a usurious or otherwise illegal relationship. Borrower and the Agent both recognize that, with fluctuations of index rates and applicable margins, such an unintentional result could inadvertently occur. By the execution of this Agreement, Borrower covenants that: (a) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess; and (b) Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent based, in whole or in part, upon the charging or receiving of any interest in excess of the maximum authorized by law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent, all interest at any time contracted for, charged or received by the Agent in connection with the Liabilities shall be amortized, prorated, allocated and spread in equal parts during the entire term of this Agreement.

     10.25 Additional Advances. All fees, charges, expenses, costs, expenditures, obligations, liabilities, losses, penalties and damages incurred or suffered by the Agent and for which Borrower is bound to indemnify or reimburse the Agent under this Agreement (other than those which may be paid without demand therefor, by the Agent initiated Advances pursuant to Section 2.1) may, at the option of the Agent, be paid by Agent-initiated Advances pursuant to Section 2.1 if such amounts remain unpaid for a period of ten (10) days after the Agent has made demand therefor.

     10.26 Loan Agreement Controls. If there are any conflicts or inconsistencies among this Agreement and any of the other Financing Agreements, the provisions of this Agreement shall prevail and control.

     10.27 Obligations Several. The obligations of each Lender under each Financing Agreement to which it is a party are several, and no Lender shall be responsible for any obligation or Commitment of any other Lender under any Financing Agreement to which it is a party. Nothing contained in any Financing Agreement to which it is a party, and no action taken

May 27, 2004

by any Lender pursuant thereto, shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture, or any other kind of entity.

     10.28 Pro Rata Treatment. All Loans under, and all payments and other amounts received in connection with, this Agreement (including, without limitation, amounts received as a result of the exercise by any Lender of any right of set-off), shall be effectively shared by the Lenders ratably in accordance with the respective Pro Rata Percentages of the Lenders. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of, or interest on, or fees in respect of, any Note held by it (other than pursuant to Section 2.3(b), 2.5(a), 10.20, 10.21 or 10.22 or the normal and customary processing fees charged by an Issuer in connection with the issuance of or drawings under a Letter) in excess of its Pro Rata Percentage of payments on account of similar Notes obtained by all the Lenders, such Lender shall purchase from the other Lenders such participation in the Notes or Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Disproportionate payments of interest shall be shared by the purchase of separate participation in unpaid interest obligations, disproportionate payments of fees shall be shared by the purchase of separate participation in unpaid fee obligations, and disproportionate payments of principal shall be shared by the purchase of separate participation in unpaid principal obligations. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.28 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Notwithstanding the foregoing, a Lender may receive and retain an amount in excess of its Pro Rata Percentage to the extent, but only to the extent, that such excess results from such Lender’s Highest Lawful Rate exceeding another Lender’s Highest Lawful Rate.

     10.29 Confidentiality. Each of the Agent and the Lenders agrees that it will use its best efforts to keep confidential, in accordance with its customary procedures for handling confidential information and in accordance with safe and sound banking practices any proprietary information of Borrower, designated in writing by Borrower, as being proprietary and confidential; provided that the Agent or any Lender may disclose any such information (a) to enable it to comply with any Governmental Requirement applicable to it, (b) in connection with the defense of any litigation or other proceeding brought against it arising out of the transactions contemplated by this Agreement and the other Financing Agreements, (c) in connection with the supervision and enforcement of the rights and remedies of the Agent and Lenders under any Financing Agreement and (d) as set forth in Section 10.23.

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     10.30 Independence of Covenants. All covenants under this Agreement and the other Financing Agreements shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or a Matured Default if such action is taken or condition exists.

     10.31 Amendments and Waivers; Increase of Line of Credit Loan Commitment.

     (a) Except as provided in the following Sections 10.31(b) and (c), any term, covenant, agreement or condition of this Agreement or the other Financing Agreements may be amended by a written amendment executed by Borrower, the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if Borrower shall have obtained the consent in writing of the Required Lenders and, if the rights or duties of the Agent are affected thereby, the Agent, provided however, that without the consent in writing of the holders of all outstanding Notes and LC Obligations, or of all Lenders if no Notes or Letters are outstanding, no such amendment or waiver shall (i) change the amount or postpone the date of payment of any scheduled payment or required payment of principal of the Notes or LC Obligations or reduce the rate or extend the time of payment of interest on the Notes, or reduce the amount of principal thereof, or modify any of the provisions with respect to the payment or prepayment thereof, (ii) give to any Note any preference over any other Notes, (iii) amend the definition of Required Lenders, (iv) alter, modify or amend the provisions of Section 10.28 or of this Section 10.31, (v) extend the term of any of the Commitments (vi) amend the definition of Borrowing Base (including any amendment of the definitions used therein and including any amendment of the advance rates included in that definition) that would have the effect of increasing the Borrowing Base Limit (vii) reduce the fees required under Section 2.5, (viii) alter, modify or amend the provisions of Sections 9.1 or 9.2 of this Agreement, or (ix) release Collateral having an aggregate value in excess of twenty percent (20%) of the aggregate book value of all Collateral or release any guarantor of any of the Liabilities, unless such release is permitted by the Financing Agreements.

     (b) Provided that there have not been any reductions or a termination of the Line of Credit Loan Commitment pursuant to Sections 2.3(c), 2.8 or 9.1, (i) this Agreement may be amended from time to time to increase the total amount of the Line of Credit Loan Commitment up to the amount of $200,000,000 by one or more written amendments executed by Borrower and the Agent (together with new Notes and other Financing Agreements as may be reasonably required by the Agent); and/or (ii) this Agreement may be amended from time to time to increase the total amount of the Line of Credit Loan Commitment to any amount exceeding $175,000,000 by one or more written amendments executed by Borrower and the Required Lenders (together with new Notes and other Financing Agreements as may be reasonably required by the Agent). Subject to the following Section 10.31(c), any such increase shall be allocated to new or existing Lenders at the discretion of the Agent and Borrower.

May 27, 2004

     (c) Without the consent in writing of the affected Lender, no amendment or waiver shall increase the amount of or the Pro Rata Percentage of any Commitment of such Lender (but the amount of or the Pro Rata Percentage of any Commitment of such Lender may be decreased without the consent of such Lender).

     (d) Any amendment or waiver made in accordance with this Section 10.31 shall apply equally to all Lenders and all the holders of the Notes and/or LC Obligations and shall be binding upon them, upon each future holder of any Note or LC Obligation and upon Borrower, whether or not such Note or Letter shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived.

     10.32 Replacement of a Lender. If a Lender (other than the Agent as a Lender) becomes a Replacement Candidate (as defined below), Borrower shall have the right to require such Lender to assign to another lender or other institution selected by Borrower and reasonably satisfactory to the Agent (which may be one or more of the Lenders) the Commitments and the Notes held by such Lender pursuant to the terms of an appropriately completed Assignment and Acceptance in accordance with Section 10.23; provided, that neither the Agent nor any Lender shall have any obligation to Borrower to find any such lender or other institution and in order for Borrower to replace a Lender, Borrower must require such replacement within three (3) months of the date the Lender became a Replacement Candidate. Each Lender (other than the Agent as a Lender) agrees to its replacement at the option of Borrower pursuant to this Section 10.32; provided, that the assignee selected by Borrower shall purchase such Lender’s interest in the Loans and Liabilities owed to such Lender for cash in an aggregate amount equal to the aggregate unpaid principal thereof, all unpaid interest accrued thereon, all unpaid fees accrued for the account of such Lender and all other amounts then owing to such Lender hereunder or under any other Financing Agreement. A Lender will become a “Replacement Candidate” if (i) it has made a demand under Sections 10.20, 10.21 or 10.22, (ii) it has defaulted on any obligation under this Agreement or (iii) it has become insolvent and its assets become subject to a receiver, liquidator, trustee, custodian, or other officer having similar powers. The rights of Borrower under this Section 10.32 shall be in addition to any other rights or remedies Borrower may have at law or in equity as a result of the events described in the definition of “Replacement Candidate”.

     10.33 Representations by the Lenders. Each Lender represents that it is the present intention of such Lender, as of the date of its acquisition of the Notes, to acquire the Notes for its account or for the account of its Affiliates, and not with a view to the distribution or sale thereof that would be in violation of any applicable laws, and, subject to any applicable laws, the disposition of such Lender’s property shall at all times be within its control. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred, sold or otherwise disposed of except (a) in a registered offering under the Securities Act; (b) pursuant to an exemption from the registration provisions of the Securities Act; or (c) if the Securities Act shall not apply to the Notes or the transactions contemplated by

May 27, 2004

the Financing Agreements. Nothing in this Section 10.33 shall affect the characterization of the Loans and the transactions contemplated hereunder as commercial lending transactions.

     10.34 Counterparts and Facsimile Signatures. This Agreement, any other Financing Agreement and any subsequent amendment to any of them may be executed in several counterparts, each of which shall be construed together as one original. Facsimile signatures on this Agreement, any other Financing Agreement and any subsequent amendment to any of them shall be considered as original signatures.

     10.35 Set-off. Borrower gives and confirms to each Lender a right of set-off of all moneys, securities and other property of Borrower (whether special, general or limited) and the proceeds thereof, at any time delivered to remain with or in transit in any manner to such Lender, its correspondent or its agents from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise or coming into possession of such Lender in any way, and also, any balance of any deposit accounts and credits of Borrower with, and any and all claims of security for the payment of the Liabilities owed by Borrower to such Lender, contracted with or acquired by the Lender, whether such liabilities and obligations be joint, several, absolute, contingent, secured, unsecured, matured or unmatured, and Borrower authorizes such Lender at any time or times during the continuance of a Matured Default, without prior notice, to apply such money, securities, other property, proceeds, balances, credits of claims, or any part of the foregoing, to such liabilities in such amounts as it may select, whether such Liabilities be contingent, unmatured or otherwise, and whether any collateral security therefor is deemed adequate or not. The rights described herein shall be in addition to any collateral security described in any separate agreement executed by Borrower.

     10.36 Binding Effect. This Agreement and all of the other Financing Agreements set forth the legal, valid and binding obligations of Borrower, the Agent and the Lenders and are enforceable against Borrower in accordance with their respective terms. Should more than one Person be a Borrower under this Agreement or any Note, the obligations of each such Person shall be joint and several. The Lenders may settle, release, compromise, collect or otherwise liquidate the obligations of any Borrower, any guarantor of such obligations, and any security or collateral for such obligations or for any such guaranty, in any manner, without affecting or impairing the obligations of any Borrower.

     10.37 FINAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

{Signature Pages to Follow}

May 27, 2004

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

PREMIUM STANDARD FARMS, INC., a Delaware corporation

ATTEST:

By: /s/ John M. Meyer	By: /s/ Stephen A. Lightstone

Its: CEO	Its: EVP

LUNDY INTERNATIONAL, INC., a North Carolina corporation

ATTEST:

By: /s/ John M. Meyer	By: /s/ Stephen A. Lightstone

Its: CEO	Its: EVP

PREMIUM STANDARD FARMS OF NORTH CAROLINA, INC., a Delaware corporation

ATTEST:

By: /s/ John M. Meyer	By: /s/ Stephen A. Lightstone

Its: CEO	Its: EVP

LPC TRANSPORT, INC., a Delaware corporation

ATTEST:

By: /s/ John M. Meyer	By: /s/ Stephen A. Lightstone

Its: CEO	Its: EVP

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Lender 950 17th Street, Suite 350 Denver, Colorado 80202

By: /s/ Alan Schuler

Its: Vice President

{Signature Page to Amended and Restated Loan and Security Agreement Dated as of April 9, 2004}

May 27, 2004

FARM CREDIT SERVICES OF MISSOURI, PCA

By: /s/ Terry Eidson

Its: Sr. Vice President

HARRIS TRUST AND SAVINGS BANK

By: /s/ John R. Carley

Its: Vice President

FARM CREDIT SERVICES OF AMERICA, FLCA

By: /s/ Tim Healy

Its: Vice President

FIRST NATIONAL BANK OF OMAHA

By: /s/ Brian Frevert

Its: Vice President

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH

By: /s/ Rebecca O. Morrow

Its: Executive Director

By: /s/ James V. Kenwood

Its: Vice President

{Signature Page to Amended and Restated Loan and Security Agreement Dated as of April 9, 2004}

May 27, 2004

ACKNOWLEDGMENT OF GUARANTOR

     The undersigned Guarantor acknowledges the foregoing Amended and Restated Loan and Security Agreement, consents to all of the terms and provisions thereof, and hereby reaffirms its Guaranty dated as of May 13, 1998, and agrees that each and every term and condition of the Guaranty shall continue with the same force and effect with regard to the foregoing Amended and Restated Loan and Security Agreement as they did with regard to the original Credit Agreement as referred to in the Guaranty.

PSF GROUP HOLDINGS, INC., a Delaware corporation

ATTEST:

By: /s/ John M. Meyer	By: /s/ Stephen A. Lightstone

Its: CEO	Its: EVP

May 27, 2004

Schedule A to
Loan and Security Agreement

Lenders’ Commitments

Line of Credit Loan Commitments

Name of Lender	Pro Rata Percentage	Maximum $
U.S. Bank National Association	25.714285713%	$45,000,000
Farm Credit Services of Missouri, PCA	16.428571429%	$28,750,000
Farm Credit Services of America, FLCA	16.428571429%	$28,750,000
Harris Trust and Savings Bank	16.428571429%	$28,750,000
Rabobank International	16.428571429%	$28,750,000
First National Bank of Omaha	8.571428571%	$15,000,000

TOTAL:	100%	$175,000,000

May 27, 2004

Schedule B to
Loan and Security Agreement

Form of Assignment and Acceptance

Attached

May 27, 2004

Exhibit 1A to
Loan and Security Agreement

Borrowing Base Computation

The Borrowing Base shall be determined by calculating the sum of:

85% of Eligible Accounts, as defined in Section 3.1, as reported on Borrower’s monthly and fiscal year end consolidated financial statements;

plus

80% of Eligible Inventory (including breeding stock), as defined in Section 3.2, as reported on Borrower’s monthly and fiscal year end consolidated financial statements valued at the lower of cost or market in accordance with GAAP;

plus

the Fixed Asset Component;

minus

100% of all accounts payable and all uncleared checks related to Eligible Accounts and Eligible Inventory.

May 27, 2004

Exhibit 1B to
Loan and Security Agreement

Borrowing Base Certificate

Attached

May 27, 2004

Exhibit 2A to
Loan and Security Agreement

Form of Line of Credit Note

Attached

May 27, 2004

Exhibit 3A to
Loan and Security Agreement

Account Debtors Not Subject to Limitations

May 27, 2004

Exhibit 4A to
Loan and Security Agreement

List of Closing Documents to be Delivered Prior to the Initial Advance

1.	This Amended and Restated Loan and Security Agreement.

2.	Line of Credit Notes.

3.	Guaranty of Parent. (Received under Former Loan Agreement)

4.	Assignments of Commodity Accounts and Commodity Contracts.

5.	Deeds of Trust. (Received under Former Loan Agreement)

6.	Mortgagee’s Title Insurance Policies. (Received under Former Loan Agreement)

7.	ALTA Surveys with Flood Plain Certifications. (Received under Former Loan Agreement)

8.	Phase I Environmental Assessment Report(s). (Received under Former Loan Agreement)

9.	Appraisals. (Received under Former Loan Agreement)

10.	Amended and Restated Trademark License Agreement.

11.	Secretary’s Certificates as to Directors’ Resolutions.

13.	Articles of Incorporation. (Received under Former Loan Agreement)

14.	Bylaws. (Received under Former Loan Agreement)

15.	UCC Searches. (Received under Former Loan Agreement)

16.	UCC-1 Financing Statements. (Received under Former Loan Agreement)

17.	Opinion of Legal Counsel (As to matters other than those relating to Amendments to Deeds of Trust): Shook, Hardy & Bacon.

18.	Certificates of Insurance and Loss Payee Designation. (Received under Former Loan Agreement)

May 27, 2004

Exhibit 4B to
Loan and Security Agreement

List of Closing Documents to be Delivered After the Initial Advance
(On or Before June 9, 2004)

1.	Amendments to Deeds of Trust.

2.	Commitment(s) for Date Down and Modification Endorsements of Mortgagee’s Title Insurance Policies.

3.	Opinions of Legal Counsel (As to matters relating to Amendments to Deeds of Trust): Shook, Hardy & Bacon (Missouri and Texas); and Poyner & Spruill (North Carolina)

4.	Amendments to UCC-1 Financing Statements.

May 27, 2004

Exhibit 6A to
Loan and Security Agreement

Disclosure Schedule

Part 1: Judgments, Litigation, Claims and Proceedings

Part 2: Defaults and Disputes

Part 3: Licenses, Patents, Copyrights, Trademarks, Trade Names and Applications

May 27, 2004

Continuation of Exhibit 6A to
Loan and Security Agreement

Disclosure Schedule (Continued)

Part 4: Security Interests, Liens, Claims and Encumbrances

Part 5: Locations of Borrower’s Assets

Part 6: Tax Liability Claims

May 27, 2004

Continuation of Exhibit 6A to
Loan and Security Agreement

Disclosure Schedule (Continued)

Part 7: Other Indebtedness

Part 8: Other Names Used by Borrower

Part 9: Affiliates

May 27, 2004

Continuation of Exhibit 6A to
Loan and Security Agreement

Disclosure Schedule (Continued)

Part 10: Environmental Matters

May 27, 2004

Exhibit 7A to
Loan and Security Agreement

Compliance Certificate

Attached

May 27, 2004

Exhibit 8A to
Loan and Security Agreement

Permitted Dispositions of Property

Upon the prior written consent of the Agent, property with a cumulative book value of up to $2,000,000 in any Fiscal Year of Borrower.

Boneless Hams Plant in Dunn, North Carolina.

May 27, 2004

Exhibit 9A to
Loan and Security Agreement

Form of Notice Letter

Attached

May 27, 2004